EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SCIQUEST, INC.,

LIBERTY SUBSIDIARY CORP.,

LIBERTY SECOND SUB, INC.

COMBINENET, INC.

AND

COMBINENET HOLDINGS, LLC, AS AGENT FOR THE COMPANY SECURITYHOLDERS

August 30, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 30, 2013 (the “Agreement Date”), by and among SciQuest, Inc., a Delaware corporation (“Acquiror”), Liberty Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), Liberty Second Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Surviving Sub”), CombineNet, Inc., a Delaware corporation (the “Company”), and CombineNet Holdings, LLC, a Delaware limited liability company, as agent for the Company Securityholders (as defined below) (the “Stockholders’ Agent”) (Acquiror, Sub, Surviving Sub, the Company and the Stockholders’ Agent are sometimes referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A. The respective Boards of Directors of the Company, Acquiror and Sub have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash and shares of Acquiror Stock in the manner set forth herein.

C. Immediately following the effectiveness of the Merger, and as part of the same plan, Acquiror shall cause the Company to be merged with and into Surviving Sub, with Surviving Sub to survive such merger (the “Second Merger”). Pursuant to the Second Merger, the issued and outstanding capital stock of the Company will be cancelled and Surviving Sub shall continue as a wholly-owned subsidiary of Acquiror.

D. The Company, Sub, Surviving Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions . As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.

“Accredited Company Securityholder” means each Company Securityholder listed on Exhibit A-1, each of whom has completed an Investor Questionnaire and has represented to the Company, as of the Closing Date, that such Company Securityholder is an Accredited Investor.

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act

“Acquiror Stock” means the common stock, $0.001 par value per share, of the Acquiror.

“Acquiror Stock Closing Price” means $20.96.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Raleigh, North Carolina.

“Cash Pro Rata Escrow Share” means:

(i) in the case of any Effective Time Holder that is an Accredited Company Securityholder, an amount in cash equal to (A) the amount of Estimated Merger Consideration payable to such Effective Time Holder multiplied by (B) 0.10 multiplied by (C) 0.60; and

(ii) in the case of any Effective Time Holder that is a Non-Accredited Company Securityholder, an amount in cash equal to (A) the Estimated Merger Consideration payable to such Effective Time Holder multiplied by (B) 0.10.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Charter” means the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date of this Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Option Plan” means each stock option plan, program or arrangement of the Company, including the CombineNet, Inc. 2010 Stock Incentive Plan, as amended.

“Company Optionholders” means, as of immediately prior to the Effective Time, the holders of Company Options.

“Company Options” means options or other rights to purchase shares of Company Common Stock.

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, including the Company Proprietary Software, and all Intellectual Property Rights applicable thereto.

“Company Preferred Conversion” means the conversion of all of the issued and outstanding shares of Company Preferred Stock into Company Common Stock in accordance with Article 4.2(d)(i) of the Company Charter immediately prior to, and conditioned upon the occurrence of, the Closing, as set forth in the Company Stockholder Consent.

“Company Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value per share, of the Company.

“Company Products” means all products or services marketed, licensed, sold, distributed or performed by or on behalf of the Company in connection with the operation of the business.

“Company Proprietary Software” means Software programs owned or purported to be owned by Company.

“Company Securityholders” means the Company Stockholders and Company Optionholders, collectively.

“Company Stockholder Agreement” means that certain Stockholders’ Agreement, dated as of June 7, 2010, by and among the Company and the Company Stockholders party thereto.

“Company Stockholders” means, as of immediately prior to the Effective Time, the holders of shares of outstanding Company Capital Stock.

“Company Stockholder Consent” shall mean a written consent executed by all of the Company Stockholders (i) approving the Merger and adopting this Agreement, and (ii) approving and effecting the Company Preferred Conversion.

“Consideration Spreadsheet” shall mean a spreadsheet prepared by the Company that sets forth the following: (a) the names of each of the Company Securityholders and their respective addresses and taxpayer identification numbers; (b) whether or not each Company Securityholder is an Accredited Company Securityholder (based solely on the Investor Questionnaires and representations made by such Company Securityholders to the Company and Acquiror as of the Closing Date, and assuming for purposes of the Consideration Spreadsheet and this Agreement that all Company Securityholders who have not completed an Investor Questionnaire and made such representations to the Company and Acquiror as of the Closing Date shall constitute Non-Accredited Company Securityholders); (c) the number and class of shares of Company Capital Stock held by, or subject to Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (d) the Tax status of each Company Option under Section 422 of the Code; (e) the calculation of Estimated Stock Merger Consideration and Estimated Cash Merger Consideration payable to each Company Securityholder in exchange for the Company Capital Stock and/or Company Options held by such Company Securityholder pursuant to this Agreement; (f) each Company Securityholder’s Pro Rata Share of the Escrow Stock, Escrow Cash and Representative Escrow Amount; and (g) the Pro Rata Share of each Effective Time Holder and the interest in dollar terms of each Effective Time Holder in the Escrow Fund.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent with any binding terms and purchase orders).

“Controlling Party” shall mean the party controlling the defense of a Third Party Action.

“Delaware Law” means the Delaware General Corporation Law.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Effective Time Holder” means a Company Securityholder as of immediately prior to the Effective Time (other than a holder solely of shares of Company Capital Stock which constitute and remain Dissenting Shares).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset, and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

“Escrow Cash” means an amount of cash equal to $2,465,428.22.

“Escrow Fund” means the amount of Escrow Cash and Escrow Stock, collectively, then held by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Stock” means 75,506 shares of Acquiror Stock.

“Estimated Cash Merger Consideration” means the Estimated Merger Consideration to be paid in cash pursuant to Section 1.10(a)(iii).

“Estimated Per Share Merger Consideration” means the amount determined by dividing (i) the Estimated Merger Consideration plus the aggregate exercise price payable upon exercise of all Company Options outstanding immediately prior to the Effective Time by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion) plus the number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time.

“Estimated Stock Merger Consideration” means the Estimated Merger Consideration to be paid in Acquiror Stock pursuant to Section 1.10(a)(iii).

“Estimated Option Consideration” shall mean, with respect to a Company Option existing immediately prior to the Effective Time, the amount equal to the product of (i) the excess of the Estimated Per Share Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option, and (ii) the number of shares of Company Common Stock subject to such Company Option.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means all buildings and improvements on the Company Real Estate.

“Fundamental Representations” mean the representations and warranties set forth in the following Sections of this Agreement: Section 2.4 (Authority and Enforceability), Section 2.8(h) (Capital Structure), Section 2.16(a) and (e) (Compliance with Laws) and Section 2.19 (Taxes).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Harmful Code” means any program, routine, device or other feature, including any virus, worm, trojan horse, malicious logic or trap door, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software owned or purported to be owned by the Company or Company Product.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Intellectual Property” means and includes algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, network configurations and architectures, proprietary information, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, web sites, works of authorship, and all other forms of technology, in each case whether or not registered with a Governmental Entity or embodied in any tangible form.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trademark, service mark, and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) any other proprietary rights applicable to Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question relating to the knowledge of the Company, (i) the actual knowledge of such fact, circumstance, event or other matter of Richard Wilson, David Zynn and Steve Brooke or (ii) such knowledge that could reasonably be expected to be obtained by Richard Wilson, David Zynn and Steve Brooke after reasonable inquiry of the Company employees charged with administrative or operational responsibility for such matters.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question relating to knowledge of the Acquiror or Sub, (i) the actual knowledge of such fact, circumstance, event or other matter of the officers of Acquiror or (ii) such knowledge that could reasonably be expected to be obtained by the officers of Acquiror after reasonable inquiry of the Acquiror employees charged with administrative or operational responsibility for such matters.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects (regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such Person in this Agreement) is, or is reasonably likely to become, materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, prospects or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable Legal Requirements or accounting rules, including GAAP; or (v) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.

“Non-Accredited Company Securityholder” means each Company Securityholder that is not a Company Accredited Investor. For the avoidance of doubt, each Company Securityholder that has not completed an Investor Questionnaire and represented to the Company and the Acquiror as of the Closing Date that such Company Securityholder is an Accredited Investor, shall be deemed to be a Non-Accredited Company Securityholder for purposes of this Agreement.

“Non-controlling Party” shall mean the party not controlling the defense of a Third Party Action.

“Option Consideration” means, with respect to any Company Option, an amount equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the per share exercise price under such Company Option; provided that to the extent that the exercise price of any Company Option equals or exceeds the Per Share Merger Consideration, such Company Option shall be cancelled upon the Effective Time without any payment being made in respect thereof.

“Per Share Merger Consideration” means the amount determined by dividing (i) the Merger Consideration plus the aggregate exercise price payable upon exercise of all Company Options outstanding immediately prior to the Effective Time by (ii) the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion) plus the number of shares of Company Common Stock issuable upon exercise of all Company Options outstanding immediately prior to the Effective Time.

“Permitted Encumbrances” means: (A) liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (F) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (G) other imperfections of title or Encumbrances, if any, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Proceedings” means any action, suit, proceeding, complaint, charge, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of Merger Consideration such Effective Time Holder is entitled to receive pursuant to Section 1.9 with respect to its Company Capital Stock (other than Dissenting Shares) and Company Options and relative to the amount of Merger Consideration all Effective Time Holders are entitled to receive pursuant to Section 1.9 with respect to their Company Capital Stock (other than Dissenting Shares) and Company Options.

“Publicly Available Software” means: (A) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models; (B) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (C) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (t) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (u) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (x) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); and (z) the Apache Software License.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered trademarks, registered service marks and registered trade names and all applications for any of the foregoing.

“Representative Escrow Fund” means the fund established pursuant to Section 1.11(a)(iv) and Section 8.5(d) for the benefit of the Effective Time Holders, to be held by the Stockholders’ Agent in accordance with Section 8.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Stock Pro Rata Escrow Share” means, in the case of any Effective Time Holder that is an Accredited Company Securityholder, a number of shares of Acquiror Stock, rounded to the nearest whole share, having an aggregate value, based on the Acquiror Closing Stock Price, equal to (A) the amount of Estimated Merger Consideration payable to such Effective Time Holder multiplied by (B) 0.10 multiplied by (C) 0.40.

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage the business or affairs.

“Target Working Capital” means negative Three Million Three Hundred Thousand Dollars (-$3,300,000).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (A) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Third Party Intellectual Property” means all Intellectual Property owned by third parties that is either (A) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (B) otherwise used by the Company in the conduct of its business, including all Intellectual Property Rights applicable thereto.

“Third Party Software” means all Software owned by third parties that is either (A) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (B) otherwise used by the Company in the conduct of its business, excluding generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Company Products.

“Transaction Expenses” means all third party fees and expenses (other than Transfer Taxes) of the Company payable in connection with the Merger and this Agreement and the transactions contemplated hereby (including (i) any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., (ii) any bonuses approved by the Board of Directors of the Company prior to the Closing Date and to be paid to employees of the Company upon the consummation of the transactions contemplated by this Agreement, including the bonuses set forth on Exhibit A-2 attached hereto, (iii) any such fees incurred by Company Stockholders paid for or to be paid for by the Company; and (iv) the premium for the D&O Tail Policy and any premiums payable or to be paid with respect to any indemnity insurance obtained or anticipated to be obtained as of or following the Closing by the Stockholders’ Agent (or its designee) on behalf of, and for the benefit of, the Effective Time Holders, to insure the indemnification obligations of the Effective Time Holders hereunder; provided, however, that in no event will Transaction Expenses include any amounts included in the calculation of Working Capital.

“Transaction Expenses Certificate” means a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of unpaid Transaction Expenses (including an itemized list of each unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed). The Transaction Expenses Certificate shall include a representation of the Company that such certificate includes all of the unpaid Transaction Expenses payable at or following the Closing Date, it being the expressed intent of the Company and Acquiror that all of the unpaid Transaction Expenses be deducted in the calculation of the Merger Consideration.

“Working Capital” means (i) current assets of the Company and its Subsidiaries minus (ii) current liabilities of the Company and its Subsidiaries, in each case as of the Closing Date and as calculated in accordance with GAAP applied on a basis consistent with the application of GAAP used in the preparation of the Financial Statements, and calculated in accordance with the Working Capital Schedule attached hereto as Exhibit A-3; provided, however, that, notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include any liabilities for Transaction Expenses or any liabilities that are included in the definition of Company Debt.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement. The following terms are defined in the following Sections:

Term	Section
401(k) Plan	1.4(b)(vii)
AAA	9.12(c)
Accounting Firm	1.10(b)(ii)
Acquiror	Preamble
Acquiror Benefit Plans	5.12(b)
Acquiror Indemnified Person(s)	8.2(a)
Acquisition Proposal	5.2(b)
Agreement	Preamble
Agreement Date	Preamble
Approval	2.6(a)
Basket Amount	8.2(c)(ii)
Certificate of Merger	1.5
Closing	1.3
Closing Balance Sheet	1.10(b)(i)
Closing Date	1.3
Closing Statement	1.10(b)(i)
COBRA	2.20(c)
Company	Preamble
Company Authorizations	2.6(b)
Company Balance Sheet	2.9(b)
Company Balance Sheet Date	2.9(c)
Company Debt	2.9(f)
Company Disclosure Letter	Article II
Company Employee Plans	2.20(a)
Company Indemnified Person(s)	8.3(a)
Company Real Estate	2.12(a)
Company Stockholder Approval	2.6(c)
Company Stockholder Consent	Recitals
Company Voting Debt	2.8(f)
Customer Contracts	2.7(a)(i)
D&O Tail Policy	5.19(b)
Dispute	9.12
Dispute Notice	9.12(a)
Disputing Party	9.12(a)
Effective Time	1.5
Employee Confidentiality Agreement	2.20(n)
ERISA	2.20(a)
ERISA Affiliate	2.20(a)
Escrow Agreement	1.4(a)(ii)
Estimated Balance Sheet	1.10(a)(i)
Estimated Cash Merger Consideration	1.10(a)(iii)

Term	Section
Estimated Merger Consideration	1.10(a)(ii)
Estimated Stock Merger Consideration	1.10(a)(iii)
Final Arbitrator	9.12(d)
Final Merger Consideration	1.10(b)(iv)
Financial Statements	2.9(a)
Firm	9.13
Indemnifiable Damages	8.2(a)
Indemnity Claim Periods	8.1(b)
Infringe	2.17(e)
Material Contract	2.7(a)
Merger	Recitals
Merger Consideration	1.10
Negative Adjustment	1.10(b)(vi)
Non-Competition Agreement	Recitals
Notice of Disagreement	1.10(b)(ii)
Optionholder Agreement	1.11(a)(ii)
Parachute Payment Waiver	1.4(b)(vii)
Party or Parties	Preamble
Payoff Letters	1.4(b)(xiv)
Pre-Closing Partial Period	5.18(b)
Pre-Closing Periods	5.18(a)
Price Components	1.10(a)(ii)
Positive Adjustment	1.10(b)(v)
Post-Closing Partial Period	5.18(c)
Pre-Closing Partial Period	5.18(c)
Pre-Closing Periods	5.18(b)
Receivables	2.26
Receiving Party	9.12(a)
Remaining Disputes	1.10(b)(iii)
Representative Escrow Amount	1.11(a)(iv)
Resolution Period	9.12(b)
SEC Filings	3.6
Second Certificate of Merger	1.5
Second Effective Time	1.5
Second Merger	Recitals
Settlement Accountant	5.18(b)
Significant Customer	2.25(a)
Significant Supplier	2.25(b)
Statement No. 5	2.9(c)

Term	Section
Stock Certificates	1.11(a)(i)
Stockholder Agreement	Recitals
Stockholders’ Agent	1.4(b)(iv)
Straddle Period	5.18(c)
Stockholder Letter of Transmittal	1.11(a)(i)
Sub	Preamble
Surviving Corporation	1.2(b)
Surviving Sub	Preamble
Tax Matter	5.18(e)
Third Party Action	8.6
Transfer Taxes	5.18(f)
WARN Act	2.20(o)

1.2 The Merger; The Second Merger.

(a) The Merger. At the Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned Subsidiary of Acquiror.

(b) The Second Merger. On the Closing Date, immediately following the effectiveness of the Merger, and together with the Merger as part of the same integrated plan of an acquisitive reorganization, the Acquiror shall cause the Company to be merged with and into Surviving Sub (the “Second Merger”), with Surviving Sub to survive the Second Merger. Pursuant to the Second Merger, the issued and outstanding capital stock of the Company will be cancelled and Surviving Sub shall continue as a wholly-owned subsidiary of Acquiror. The Surviving Sub, as the surviving corporation in the Second Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing . The closing (the “Closing”) of the Merger, the Second Merger and the other transactions contemplated hereby shall take place via facsimile, e-mail or other electronic transfer and overnight delivery of the items referenced in Section 1.4 (or in such other manner and place as may be mutually agreed upon by the Parties), on the date hereof (the “Closing Date”). The Closing shall take place at such location as the parties hereto agree.

1.4 Closing Deliveries .

(a) Acquiror Deliveries. Acquiror shall deliver to the Company, at the Closing, each of the following:

(i) [intentionally omitted];

(ii) certificates from the Secretary of State of the State of Delaware, dated within 15 days prior to the Closing Date, certifying that the Acquiror, Surviving Sub and Sub are in good standing;

(iii) a certificate, dated as of the Closing Date and executed on behalf of the Acquiror, Sub and the Surviving Sub by their respective Secretaries, certifying the Acquiror’s, Sub’s and the Surviving Sub’s (A) Certificate of Incorporation, as amended, (B) Bylaws, as amended, and (C) board resolutions approving the Merger and adopting this Agreement (including the issuance of the shares of Acquiror Stock in the Merger);

(iv) an Escrow Agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquiror and the Escrow Agent;

(b) Company Deliveries. The Company shall deliver to Acquiror, at the Closing, each of the following:

(i) [intentionally omitted];

(ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Certificate of Incorporation, as amended, (B) Bylaws, as amended, (C) board resolutions approving the Merger and adopting this Agreement, and (D) the Company Stockholder Consent;

(iii) the Escrow Agreement, dated as of the Closing Date and executed by the Stockholders’ Agent;

(iv) a stockholder agreement in the form attached hereto as Exhibit A-3 (the “Stockholder Agreement”), executed by each Accredited Company Securityholder listed on Exhibit A-1;

(v) Non-Competition Agreements in a form reasonably acceptable to the Parties, executed by each employee of the Company listed on Schedule 1.4(b)(v) hereto;

(vi) a Parachute Payment Waiver, in the form attached hereto as Exhibit D, executed by each of Richard Wilson and David Zynn;

(vii) (A) a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”), and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing;

(viii) a certificate from the Secretary of State of the States of Delaware, Pennsylvania and each other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within 15 days prior to the Closing Date certifying that the Company is in good standing;

(ix) [intentionally omitted];

(x) the Estimated Balance Sheet;

(xi) the Consideration Spreadsheet together with a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, certifying that such Consideration Spreadsheet is true, correct and complete;

(xii) the Transaction Expenses Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquiror to verify and determine the amount of Transaction Expenses unpaid prior to Closing;

(xiii) FIRPTA documentation, including a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h), in substantially the form attached hereto as Exhibit E, dated as of the Closing Date and executed by the Company, together with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing;

(xiv) payoff letters with respect to all Company Debt, in form and substance reasonably satisfactory to the Acquiror (the “Payoff Letters”); and

(xv) Resignations, effective as of the Closing, of each director and officer of the Company.

(c) Additional Acquiror Deliveries. At the Closing, in addition to the deliverables contemplated by Section 1.4(a) above, the Acquiror shall deliver, or cause to be delivered, the following:

(i) cash, in an amount necessary to satisfy all Company Debt as of the Effective Time as evidenced by the Payoff Letters, by wire transfer of immediately available funds as directed by the holders of such Company Debt; and

(ii) cash, in an amount equal to the aggregate Transaction Expenses as set forth on the Transaction Expenses Certificate, by wire transfer of immediately available funds to the parties to whom such Transaction Expenses are owed, and as set forth on the Transaction Expenses Certificate.

1.5 Effective Time . Subject to the provisions of this Agreement, at the Closing, Acquiror, Sub and the Company shall cause the Certificate of Merger in the form attached hereto as Exhibit B-1 (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”). Subject to the provisions of this Agreement, at the Closing immediately following the Effective Time and on the Closing Date, Acquiror, the Company and the Surviving Sub shall cause the Certificate of Merger in the form attached hereto as Exhibit B-2 (the “Second Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Second Effective Time”).

1.6 Effect of the Merger and the Second Merger . At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Company, and all debts, liabilities, obligations and duties of the Company and Sub shall become debts, liabilities, obligations and duties of the Company. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Company and Surviving Sub shall vest in Surviving Sub, and all debts, liabilities, obligations and duties of the Company and Surviving Sub shall become debts, liabilities, obligations and duties of Surviving Sub.

1.7 Articles of Incorporation and Bylaws .

(a) At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of the Company shall be amended and restated to conform to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the identity of the incorporator shall be deleted. At the Effective Time, by virtue of the Merger, the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Company.

(b) At the Second Effective Time, by virtue of the Second Merger, the Certificate of Incorporation of Surviving Sub shall be amended so that Article I of such Certificate of Incorporation shall read as follows: “The name of the corporation is Advanced Sourcing Corp.,” and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation.

1.8 Directors and Officers .

(a) At the Effective Time, the directors of the Company immediately prior to the Effective Time shall resign and be replaced with the directors of Sub until their respective successors are duly elected and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall resign and be replaced with the officers of Sub until their respective successors are duly appointed.

(b) At the Second Effective Time, the directors of the Surviving Sub immediately prior to the Second Effective Time shall be the members of the Board of Directors of the Surviving Corporation immediately after the Second Effective Time until their respective successors are duly elected or appointed and qualified. At the Second Effective Time, the officers of the Surviving Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Corporation immediately after the Second Effective Time until their respective successors are duly appointed.

1.9 Effect of Merger on Capital Stock and Stock Options.

(a) Treatment of Company Common Stock Owned by Company Stockholders; Treatment of Capital Stock of Sub. On the terms and subject to the conditions set forth in this Agreement, as a result of the Merger and without any action on the part of any holder of the Company Common Stock:

(i) Company Common Stock. At the Effective Time, each share of Company Common Stock (including each share of Company Common Stock issued upon conversion of the Company Preferred Stock immediately prior to the Effective Time pursuant to the Company Stockholder Consent) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company, the Acquiror, Sub or any of their respective direct or indirect wholly-owned subsidiaries) shall be automatically converted into the right to receive, subject to Section 1.10 and Section 1.11(a), the Per Share Merger Consideration. The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder. The number of shares of Acquiror Stock (if any) each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest whole share and computed after aggregating the shares of Acquiror Stock issuable for all shares of Company Common Stock held by such Company Stockholder.

(ii) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into a share of Company Common Stock.

(b) Treatment of Company Capital Stock Owned by the Company and Acquiror. At the Effective Time, all shares of Company Capital Stock that are owned by the Company (whether as treasury stock or otherwise), the Acquiror, Sub or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no consideration will be delivered in exchange therefor.

(c) Treatment of Company Options.

(i) Cancellation of Options. The Company shall take all requisite action so that, at the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Acquiror, Sub, the Company, the holder of that Company Option or any other Person, cancelled and converted into and replaced with the right to receive from Acquiror and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, the Option Consideration payable with respect to such Company Option, subject to Section 1.10, Section 1.11 and Section 1.15.

(ii) Termination of Option Plans. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions (including obtaining any participant consents) that may be necessary to effectuate the provisions of clause (i) of this Section 1.9(c), and shall terminate all of the Company Option Plans, effective as of, and subject to the occurrence of, the Effective Time. As of the Effective Time, all Company Options shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive payment pursuant to this Section 1.9.

(iii) Notice to Optionholders. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option informing such holder of the effect of the Merger on such Company Option under this Section 1.9.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Merger Consideration payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.11(a), following the satisfaction of the applicable conditions set forth in Section 1.11(a) and subject to Section 1.10, the amount of Merger Consideration to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares. The Company shall give Acquiror (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of Merger Consideration under this Agreement to the Effective Time Holders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(d) and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights under Delaware Law by any other Company Stockholder.

(e) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10 Merger Consideration . The consideration to be paid by the Acquiror to the Company Securityholders in exchange for and in cancellation of the Company Common Stock and Company Options as a result of the Merger (the “Merger Consideration”) shall be calculated and determined in accordance with the provisions of this Section 1.10.

(a) Determination of Estimated Merger Consideration.

(i) The aggregate Merger Consideration payable to the Company Securityholders shall be equal to the sum of (a) $43,000,000, plus (b) if Working Capital as of the Closing Date exceeds Target Working Capital, the amount by which the Working Capital as of the Closing Date exceeds the Target Working Capital, less (c) an amount equal to the outstanding Company Debt as of the Closing Date, less (d) if Target Working Capital exceeds Working Capital, the amount by which the Target Working Capital exceeds the Working Capital as of the Closing Date, less (e) the unpaid Transaction Expenses as of the Closing Date.

(ii) At the Closing, the Company shall prepare and deliver to the Acquiror a good faith estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Estimated Balance Sheet”) and an estimate of the Merger Consideration (the “Estimated Merger Consideration”) (including an estimate of Company Debt, Working Capital and unpaid Transaction Expenses, in each case as of the Effective Time, which are collectively referred to as the “Price Components”).

(iii) The Estimated Merger Consideration payable to the Accredited Company Securityholders shall be paid 56.5617% in cash and 43.4383% in shares of Acquiror Stock, with the number of shares of Acquiror Stock to be determined based upon the Acquiror Stock Closing Price. The Estimated Merger Consideration payable to the Non-Accredited Company Securityholders shall be paid 100% in cash.

(b) Adjustment to Merger Consideration.

(i) Within 75 days following the Closing Date, the Acquiror shall prepare and deliver to the Stockholders’ Agent a good faith consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) and a calculation of the Merger Consideration and the Price Components (together with the Closing Balance Sheet, the “Closing Statement”) as of the Closing Date, which shall be in substantially similar form as the Estimated Balance Sheet and the Estimated Merger Consideration. The Closing Statement shall be prepared in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the Financial Statements.

(ii) During the 45-day period immediately following the Acquiror’s delivery to the Stockholders’ Agent of the Closing Statement, the Stockholders’ Agent shall be permitted to review the Acquiror’s working papers and underlying accounting records related to the preparation of the Closing Statement and determination of the Merger Consideration. The Acquiror shall cooperate and provide prompt and reasonable access during normal business hours to the Surviving Corporation’s books and records and relevant personnel (including third party consultants and accountants), in each case as reasonably requested by the Stockholders’ Agent in connection with the Stockholders’ Agent’ review of the Closing Statement. The Closing Statement and Merger Consideration set forth therein shall become final and binding upon the Parties 45 days after Acquiror’s delivery to the Stockholders’ Agent of the Closing Statement, unless the Stockholders’ Agent gives written notice of its disagreement (a “Notice of Disagreement”) to the Acquiror prior to such date, which Notice of Disagreement shall include a description of the Stockholders’ Agent’s items or areas of disagreement with the Closing Statement. If a timely Notice of Disagreement is received by the Acquiror, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (y) the date all matters in dispute are finally resolved in writing by a nationally recognized accounting firm reasonably acceptable to the Acquiror and the Stockholder’s Agent (the “Accounting Firm”). During the 45 days following delivery of a Notice of Disagreement, the Acquiror and the Stockholders’ Agent shall seek in good faith to resolve in writing any differences which they have with respect to the Closing Statement; provided that any settlement negotiations will not be discoverable by or communicated to the Accounting Firm.

(iii) At the end of the 45-day period following delivery of a Notice of Disagreement, if the Acquiror and the Stockholders’ Agent have not resolved all disputes contained in the Notice of Disagreement, the Acquiror and the Stockholders’ Agent, pursuant to an engagement agreement executed by the Acquiror and the Stockholders’ Agent and the Accounting Firm (as defined below), shall engage the Accounting Firm to resolve all remaining disputed items (the “Remaining Disputes”). The Acquiror and the Stockholders’ Agent shall submit to the Accounting Firm for review and resolution all Remaining Disputes. The Acquiror and the Stockholders’ Agent shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Merger Consideration calculated with reference to the amounts that are in dispute. The Acquiror and the Stockholders’ Agent will cooperate with the Accounting Firm during the term of its engagement. The Acquiror and the Stockholders’ Agent shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Acquiror, on the one hand, or the Stockholders’ Agent, on the other hand, or less than the smallest value for such item assigned by the Acquiror, on the one hand, or the Stockholders’ Agent, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by the Acquiror and the Stockholders’ Agent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm may, at its discretion, conduct a one-day conference concerning the dispute, at which conference the Acquiror and the Stockholders’ Agent shall each have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. The Closing Statement and the determination of the Merger Consideration shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Acquiror and the Stockholders’ Agent (which final resolution shall be requested by the Acquiror and the Stockholders’ Agent to be delivered not more than 45 days following submission of such Remaining Disputes), absent manifest clerical errors or fraud. The final resolution will be a reasoned resolution setting forth the Accounting Firm’s reasoning in reaching its determination. The fees and expenses of the Accounting Firm shall be allocated between the Acquiror, on the one hand, and the Stockholders’ Agent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The Acquiror and the Company Securityholders agree that the procedure set forth in this Section 1.10(b) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce the ruling of the Accounting Firm.

(iv) The Merger Consideration as finally determined pursuant to this Section 1.10(b) is referred to as the “Final Merger Consideration.”

(v) If the Final Merger Consideration is greater than the Estimated Merger Consideration (such difference, a “Positive Adjustment”), the Acquiror shall, within five Business Days after the date on which the Final Merger Consideration is determined under and in accordance with this Section 1.10(b), deliver to each of the Company Securityholders their respective Pro Rata Portions of such Positive Adjustment, which shall be paid to each Non-Accredited Company Securityholder 100% in cash and to each Accredited Company Securityholder 56.5617% in cash and 43.4383% in shares of Acquiror Stock (with the number of shares of Acquiror Stock to be determined based upon the Acquiror Stock Closing Price).

(vi) If the Final Merger Consideration is less than the Estimated Merger Consideration (such difference, a “Negative Adjustment”), the Stockholders’ Agent shall (on behalf of the Company Securityholders), within five Business Days after the date on which the Final Merger Consideration is determined under and in accordance with this Section 1.10(b), instruct the Escrow Agent in writing to distribute to the Acquiror out of the Escrow Fund (x) an amount equal to the Accredited Company Securityholders’ aggregate Pro Rata Share of the Negative Adjustment, which amount shall be payable 56.5617% in cash and 43.4383% in shares of Acquiror Stock (with the number of shares of Acquiror Stock to be determined based upon the Acquiror Stock Closing Price), and (y) cash in an amount equal to the Non-Accredited Company Securityholders’ aggregate Pro Rata Share of the Negative Adjustment, in each case in accordance with the applicable provisions of the Escrow Agreement.

1.11 Surrender of Stock Certificates.

(a) Exchange Procedures.

(i) As promptly as practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), the Acquiror shall mail to every Company Stockholder: (A) a form of Stockholder Agreement and (B) a form of letter of transmittal in the form attached hereto as Exhibit F (the “Stockholder Letter of Transmittal”) together with instructions for use of the Stockholder Letter of Transmittal in effecting the surrender of certificates (the “Stock Certificates”) which immediately prior to the Effective Time represented (x) issued and outstanding shares of Company Preferred Stock that were converted into shares of Company Common Stock pursuant to the Company Preferred Conversion, or (y) issued and outstanding shares of Company Common Stock, which shares of Company Common Stock were converted into the right to receive Merger Consideration pursuant to Section 1.9(a), in exchange for such Merger Consideration. Upon the delivery to Acquiror (or to such other agent or agents as may be appointed by Acquiror) of a Stock Certificate, a properly completed Letter of Transmittal, together with and an executed Stockholder Agreement if such Company Stockholder is an Accredited Company Securityholder, the holder of record of such Stock Certificate shall be entitled to receive the Merger Consideration that such holder has the right to receive pursuant to Section 1.9(a) and Section 1.10 in respect of such Stock Certificate(s). No later than five (5) Business Days after delivery by the Company Stockholder of such documents, Acquiror shall deliver to such Company Stockholder an amount equal to the Estimated Merger Consideration Per Share multiplied by the number of shares of Company Common Stock represented by the Stock Certificate (assuming for these purposes that such Stock Certificate represented the shares of Company Common Stock that the applicable shares of Company Preferred Stock were converted into), which amount shall be payable (x) if such Company Stockholder is an Accredited Company Securityholder and returned an executed Stockholder Agreement, 56.5617% in cash and 43.4383% in Acquiror Stock (with the number of shares of Acquiror Stock to be determined based upon the Acquiror Stock Closing Price) and (y) if such Company Stockholder is a Non-Accredited Company Securityholder, 100% in cash; provided, however, that such payment shall not include (A) such Company Stockholder’s Cash Pro Rata Escrow Share and, if such Company Stockholder is an Accredited Company Securityholder, Stock Pro Rata Escrow Share (in their capacity as a Company Stockholder), respectively, of the Escrow Cash and Escrow Stock deposited with the Escrow Agent pursuant to Section 1.11(a)(iii) below, or (B) if such Company Stockholder is an Accredited Company Securityholder, such Company Stockholder’s respective Pro Rata Share relative to all Accredited Company Securityholders of the Representative Escrow Amount delivered to the Stockholders’ Agent pursuant to Section 1.11(a)(iv) below. For the avoidance of doubt, Non-Accredited Company Securityholders shall not be required to contribute any portion of the Estimated Merger Consideration to the Representative Escrow Fund. Until so delivered to Acquiror, each Stock Certificate shall represent after the Effective Time only the right to receive the Merger Consideration payable in respect thereof. Upon payment of the Merger Consideration pursuant to the provisions of Section 1.9(a) and Section 1.10, each Stock Certificate or Stock Certificates so delivered shall be canceled.

(ii) As promptly as practicable after the Effective Time (and in any event within two (2) Business Days after the Effective Time), the Acquiror shall mail to every Company Optionholder a form of Optionholder Agreement in the form attached hereto as Exhibit G (the “Optionholder Agreement”), together with instructions for completing and returning the Optionholder Agreement in exchange for Option Consideration. Upon the delivery to Acquiror (or to such other agent or agents as may be appointed by Acquiror) of a properly completed Optionholder Agreement, together with an executed Stockholder Agreement if such Company Optionholder is an Accredited Company Securityholder, the Company Optionholder shall be entitled to receive the Option Consideration that such holder has the right to receive pursuant to Section 1.9(c) and Section 1.10 in respect of such holder’s Company Options, which amount shall be payable (x) if such Company Optionholder is an Accredited Company Securityholder, 56.5617% in cash and 43.4383% in Acquiror Stock (with the number of shares of Acquiror Stock to be determined based upon the Acquiror Stock Closing Price) and (y) if such Company Optionholder is a Non-Accredited Company Securityholder, 100% in cash; provided, however, that such payment shall not include (A) such Company Optionholder’s Cash Pro Rata Escrow Share and, if such Company Optionholder is an Accredited Company Securityholder, Stock Pro Rata Escrow Share (in their capacity as a Company Optionholder), respectively, of the Escrow Cash and Escrow Stock deposited with the Escrow Agent pursuant to Section 1.11(a)(iii) below, or (B) if such Company Optionholder is an Accredited Company Securityholder, such Company Optionholder’s respective Pro Rata Share relative to all Accredited Company Securityholders of the Representative Escrow Amount delivered to the Stockholders’ Agent pursuant to Section 1.11(a)(iv) below. All amounts payable in cash under this Section 1.11(a)(ii) shall be payable through customary payroll practices (or by wire transfer or check in the event such Company Optionholder is not an employee of the Surviving Corporation) no later than the next scheduled payroll for the Surviving Corporation after delivery of the aforementioned documents. All amounts payable in Acquiror Stock under this Section 1.11(a)(ii) shall be payable no later than five (5) Business Days after delivery of the aforementioned documents.

(iii) On the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent, the Escrow Cash and the Escrow Stock. The Escrow Stock and the Escrow Cash shall be withheld from the Merger Consideration payable pursuant to Section 1.9(a) and Section 1.10 to the Company Securityholders according to each Company Securityholder’s Stock Pro Rata Escrow Share and Cash Pro Rata Escrow Share, respectively. The Escrow Fund shall constitute security for the indemnification obligations of the Company Securityholders pursuant to Article VIII, and shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and distributed only in accordance with the provisions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Stockholders’ Agent.

(iv) On the Closing Date, Acquiror shall deliver to the Stockholders’ Agent, for the benefit of the Effective Time Holders, $200,050.16 (the “Representative Escrow Amount”) in cash by wire transfer of immediately available funds to the account designated by the Stockholders’ Agent. The Representative Escrow Amount shall be withheld from the cash portion of the Merger Consideration payable pursuant to Section 1.9(a) and Section 1.10 to the Accredited Company Securityholders according to the respective Pro Rata Shares of each Accredited Company Securityholder relative to all Accredited Company Securityholders.

(b) No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Fund according to the Escrow Agreement).

(c) Transfers of Ownership. If any Merger Consideration payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment thereof that the Stock Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall have paid to Acquiror or any agent designated by it any transfer or other Taxes required by reason of the payment of Merger Consideration in any name other than that of the registered holder of the Stock Certificate surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of Acquiror, the Company or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.12 No Further Ownership Rights in the Company Capital Stock . All Merger Consideration paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, including any rights to declared but unpaid dividends, and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Stock Certificate is presented to the Company or Acquiror for transfer or exchange, the holder of such Stock Certificate shall be instructed to comply with the Letter of Transmittal and instructions referred to in Section 1.10(a) in order to receive the Merger Consideration to which the holder of such Stock Certificate is entitled pursuant to Section 1.9(a).

1.13 Lost, Stolen or Destroyed Stock Certificates . In the event any Stock Certificate shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such Stock Certificate, following the making of an affidavit of that fact by the record holder thereof, such Merger Consideration as may be required pursuant to Section 1.9 in respect of such Stock Certificate; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Stock Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Company and/or any of their respective representatives or agents with respect to such Stock Certificate.

1.14 Effect of Second Merger on Capital Stock . On the terms and subject to the conditions set forth in this Agreement, as a result of the Second Merger:

(a) Capital Stock of the Company. Each issued and outstanding share of the common stock of the Company that is issued and outstanding immediately prior to the Second Effective Time shall be automatically cancelled.

(b) Capital Stock of Surviving Sub. Each issued and outstanding share of the capital stock of Surviving Sub that is issued and outstanding immediately prior to the Second Effective Time shall remain unchanged, and such shares shall constitute all the issued and outstanding shares of common stock of the Surviving Corporation.

1.15 Tax Consequences . The parties hereto intend that the transactions provided for herein, including the Merger and the Second Merger treated together as a single integrated transaction, shall qualify for treatment as a “reorganization,” within the meaning of Section 368(a) of the Code, described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties hereto further intend that, if the transactions provided for herein, including the Merger and the Second Merger treated together as a single integrated transaction, do not constitute a reorganization within the meaning of Section 368(a) of the Code, then the Second Merger shall qualify for treatment as a reorganization within the meaning of Section 368(a) of the Code, described in Section 368(a)(1)(A) of the Code.

1.16 Withholding Rights . Acquiror and the Company (or Surviving Corporation, as successor to the Company) shall be entitled to deduct and withhold from the Merger Consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock or any Company Options such amounts in cash or shares as Acquiror or the Company (or Surviving Corporation, as successor to the Company) is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and are properly remitted to or for the benefit of the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.17 Taking of Necessary Action; Further Action . Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Second Merger and the other transactions contemplated hereby, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger, the Second Merger and the other transactions contemplated hereby. If, at any time after the effectiveness of the Second Merger, any further action is reasonably necessary to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all reasonable lawful action necessary to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (provided that any information disclosed in any schedule, section or subsection of the Company Disclosure Letter whose applicability to another schedule, section or subsection is readily apparent shall be deemed to be disclosed and incorporated into such other schedule, section or subsection), the Company represents and warrants to Acquiror as follows:

2.1 Organization, Standing and Power . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 2.1 of the Company Disclosure Letter, which are the only jurisdictions where the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on the Company.

2.2 No Subsidiaries . Except as set forth on Schedule 2.2 of the Company Disclosure Letter, the Company has no Subsidiaries. The Company has never been the Subsidiary of another entity. The Company is not a successor, whether by merger, consolidation or otherwise, to any other Person.

2.3 Organization Documents . The Company has made available to Acquiror true, complete and correct copies of its organizational documents, including the Certificate of Incorporation and Bylaws of the Company, both as amended through the date hereof. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws, as so amended.

2.4 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each other agreement contemplated hereby to which the Company is or will be a party, after being duly executed and delivered by the Company, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(b) The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by a unanimous vote of the Company Board, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger.

2.5 Non-Contravention . Subject to receipt of the Approvals set forth on Schedule 2.6(a) of the Company Disclosure Letter and the filing of the Certificate of Merger and Second Certificate of Merger as required by Delaware Law, the execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Company of its obligations hereunder and thereunder, do not and will not:

(a) result in the creation of any Encumbrance on any of the properties or assets of the Company or, to the Knowledge of the Company, any of the shares of Company Capital Stock; or

(b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of the Company, in each case as amended to date, (ii) any Material Contract or (iii) any Legal Requirements applicable to the Company or to any of its material properties or assets.

2.6 Consents; Approvals; Permits .

(a) Schedule 2.6(a) of the Company Disclosure Letter sets forth a list of all approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or qualifications, registrations or applications for a new approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations, or waivers of any of the foregoing, or any notice, statement or other communications required on the part the Company to be filed with or delivered to, any Governmental Entity or any other Person, including under any Material Contract (each, an “Approval”), as a result of the execution, delivery and performance by the Company of this Agreement, each of the other agreements contemplated hereby to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby. Except as set forth in Schedule 2.6(a) of the Company Disclosure Letter, none of the Material Contracts require any Approval to remain in full force and effect following consummation of the transactions contemplated hereby.

(b) Schedule 2.6(b) of the Company Disclosure Letter sets forth a list of each Approval from any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing Approvals, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect and the Company is in compliance in all material respects with the requirements of such Company Authorizations.

(c) The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock (determined on an as-converted basis) and (ii) a majority of the outstanding shares of Company Preferred Stock are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the Merger (collectively, the “Company Stockholder Approval”). The Company Stockholder Consent delivered at Closing is sufficient for the Company Stockholder Approval and to extinguish all rights of the Company Stockholders to exercise appraisal rights under Delaware Law.

(d) The Company and the Company Board and Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company will not be applicable to any of the Company, Acquiror, the Surviving Corporation, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement, the Company Stockholder Consent, or the Stockholder Agreements, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

2.7 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Schedule 2.7 of the Company Disclosure Letter, the Company is neither a party to or bound by any of the following Contracts (each a “Material Contract”):

(i) any Contract with any customer of the Company involving payments to the Company in excess of $50,000 per annum;

(ii) any license, sublicense or other permission granted to any third party (including resellers) with respect to the Company Products or the Company-Owned Intellectual Property (other than the Contracts entered into with customers in the ordinary course of business (collectively, the “Customer Contracts”)) involving payments in excess of $50,000 per annum;

(iii) any license, sublicense or other permission pursuant to which the Company uses or possesses any Third Party Software or the Intellectual Property attributable thereto (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products) involving payments in excess of $50,000 per annum;

(iv) any Contract involving payments or expenditures by the Company in excess of $50,000 per annum;

(v) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement involving payments in excess of $50,000 per annum;

(vi) any Contract obligating the Company to enhance, customize or otherwise modify the Company Products or create or deliver, or accelerate the delivery of, any new Company Products;

(vii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company-Owned Intellectual Property or otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(ix) any Contract granting most favored nation pricing or similar provisions;

(x) any Contract granting any exclusive rights of any type or scope to any Person;

(xi) any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(xii) any Contract pursuant to which the Company is a lessor or lessee of any real property;

(xiii) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the indebtedness of any other Person;

(xiv) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association; 50,000 per annum;

(xv) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company (including development pursuant to a Customer Contract), (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $50,000 per annum;

(xvi) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company (other than indemnities contained in agreements for the purchase, sale or license of any products or services entered into by the Company in the ordinary course of business);

(xvii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xviii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xix) any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xx) any Contract settling any Proceeding or threatened Proceeding; and

(xxi) any Contract or obligation not listed in clauses (i) through (xviii) that individually had or has a value or payment obligation in excess of $50,000 per annum or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets or on which the Company’s businesses, operations, financial condition, properties or assets is substantially dependent.

(b) All Material Contracts are in written form. The Company has performed in all material respects all of the obligations required to be performed by it and is not in, nor alleged to be in, default under any Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any party the right to a rebate, chargeback, refund, credit or penalty under any Material Contract or the right to cancel, terminate or materially modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or adversely modify any Material Contract.

(c) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of the Company, and the Company has no Knowledge that any Material Contract is not a legal, valid and binding agreement of any other party thereto, subject in each case only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). No Customer Contract permits a customer to sublicense or otherwise transfer to a third party the Company Products, the Company Proprietary Software or any Intellectual Property attributable thereto.

(d) The Company has made no material commitments (including with respect to customizations, product development or payment terms) to any customers that are not contained in the Customer Contracts.

(e) True and complete copies of each Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided, or made available, to Acquiror prior to the date hereof.

2.8 Capital Structure .

(a) The authorized capital stock of the Company consists solely of (i) 7,500,000 shares of Company Common Stock and (ii) 7,500,000 shares of preferred stock, all of which are designated as Company Preferred Stock. As of the date hereof, after giving effect to the Company Preferred Conversion, 6,038,078 shares of Company Common Stock and zero shares of Company Preferred Stock are issued and outstanding. The Company holds no treasury shares and has not repurchased any shares of Company Capital Stock. As of the date hereof, there are no other issued and outstanding shares of Company Capital Stock or other securities of the Company and no outstanding commitments of any character, written or oral, or Contracts to issue any shares of Company Capital Stock or other securities of the Company, other than pursuant to the exercise of outstanding Company Options under the Company Option Plans.

(b) Schedule 2.8(b) of the Company Disclosure Letter accurately sets forth, as of the date hereof, the name of each Person that is the registered owner of any shares of Company Capital Stock, and the number and class of such shares so owned by such Person. The number of such shares set forth as being so owned by such Person constitutes, as of the date hereof, the entire record ownership interest of such Person in the issued and outstanding capital stock or voting securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. As of the Closing, there will be no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(c) As of the date hereof, the Company has reserved 1,200,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plan, of which 290,631 shares are subject to outstanding and unexercised Company Options, and 123,235 shares remain available for issuance thereunder. Schedule 2.8(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all holders of outstanding Company Options, whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each such option, the number of vested shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such option under Section 422 of the Code, the term of each such option and the plan from which such option was granted.

(d) All issued and outstanding shares of Company Capital Stock were issued in material compliance with all applicable federal and state securities laws and in compliance with all other applicable Legal Requirements and all requirements set forth in applicable Contracts.

(e) Other than as set forth on Schedules 2.8(b) and 2.8(c) of the Company Disclosure Letter, no Person has any right to acquire any shares of Company Capital Stock or any options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, from the Company or, to the Knowledge of the Company, any Company Stockholder.

(f) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding (collectively, “Company Voting Debt”).

(g) Except for the Company Options described in Schedule 2.8(c), there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Except for the Company Stockholder Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among the Company and any Company Securityholders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company Securityholders. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such option) have been provided or made available to Acquiror, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts in any case from those provided to Acquiror.

(h) The Consideration Spreadsheet accurately sets forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and the number and kind of such shares so owned, or subject to Company Options so owned, by such Person. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company.

2.9 Financial Statements

(a) The Company has delivered to Acquiror its (i) audited financial statements as of, and for the fiscal years ended, December 31, 2012, 2011 and 2010 and (ii) unaudited financial statements as, and for the six-month period ended, June 30, 2013 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.9(a) of the Company Disclosure Letter.

(b) The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (iii) fairly present, in all material respects, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified in accordance with GAAP (subject, in the case of unaudited interim period financial statements with respect to clauses (ii) and (iii) above, to (x) normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and (y) the absence of footnotes). All reserves that are set forth in or reflected in the Balance Sheet included in the Financial Statements as of June 30, 2013 (the “Company Balance Sheet”) have been established in accordance with GAAP.

(c) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal accounting controls which could adversely affect the Company’s ability to record, process, summarize and report financial data. At June 30, 2013 (the “Company Balance Sheet Date”), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5. Since December 31, 2012, there has been no material change in any accounting controls, policies, principles, methods or practices, including any change of the foregoing with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(d) The Company has not identified or obtained Knowledge of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. The Company has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. Since the Company’s inception, to the Knowledge of the Company, there have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct.

(e) To the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) Except as set forth on Schedule 2.9(f) of the Company Disclosure Letter, the Company has no indebtedness for money borrowed, purchase money indebtedness, capital leases, guarantees of third party indebtedness or similar indebtedness, excluding operating leases (“Company Debt”). The Payoff Letters accurately set forth the amounts required to extinguish the Company Debt.

2.10 Absence of Certain Changes . Since December 31, 2012, except as disclosed on Schedule 2.10 of the Company Disclosure Letter, (i) there has not been any Material Adverse Effect with respect to the Company and (ii) the Company has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as disclosed on Schedule 2.10 of the Company Disclosure Letter, since December 31, 2012:

(a) the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material assets or properties (other than nonexclusive licenses of Company Products pursuant to the Customer Contracts and the letter of intent with the Acquiror);

(b) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, and the Company has not effected or approved any split, combination or reclassification of any Company Capital Stock;

(c) the Company has not entered into, amended (other than in the ordinary course of business), terminated (other than in the ordinary course of business), breached, or waived any rights, benefits or claims of the Company under, any Material Contract, and there has not occurred any material default on the part of the Company under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;

(d) there has not occurred any amendment, change to or violation of the Certificate of Incorporation or Bylaws;

(e) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees in an amount that do not exceed 5% of such base salaries), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), or any termination or modification of any Company Employee Plan, and the Company has not entered into any Contract to grant or provide (nor has granted any) severance or other similar benefits to any such Persons;

(f) the Company has not entered into, amended or modified any employment or service Contracts or extended the term of any existing employment or service Contract with any Person in the employ or service of the Company;

(g) there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company;

(h) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any liability for borrowed money or any liability as guaranty or surety with respect to the obligations of any other Person;

(i) the Company has not paid, discharged, cancelled or waived any Encumbrance or liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date;

(j) the Company has not deferred, failed to pay or otherwise satisfy any liability in excess of $50,000 of the Company which is presently due and payable except liabilities that are being contested in good faith by appropriate means or proceedings;

(k) the Company has not given any discount, accommodation or other concession to any customer outside the ordinary course of business, consistent with past practice;

(l) the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers;

(m) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company;

(n) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company-Owned Intellectual Property other than non-exclusive licenses in the ordinary course of business consistent with past practice, has not acquired or licensed from any Person any Intellectual Property, and has not sold, disposed of, transferred or provided a copy of the source code for the Company Proprietary Software to any Person;

(o) the Company has not issued (or made any commitments to issue) additional securities, except for the grant of Company Options or pursuant to the exercise of any Company Options;

(p) the Company has not incurred any liability in excess of $50,000 that is required by GAAP to be reflected on a balance sheet (other than as reflected in the Financial Statements);

(q) the Company has not made any payment in excess of $50,000 (other than as reflected in the Financial Statements);

(r) the Company has not purchased or otherwise acquired any property, rights or assets having a value in excess of $50,000 (other than as reflected in the Financial Statements);

(s) the Company has not engaged in any transaction outside the ordinary course of business, other than transactions involving payments that do not exceed $50,000;

(t) the Company has not (i) made or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) entered into any tax allocation agreement, tax sharing agreement, indemnity agreement relating primarily to indemnification for Taxes, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, or (iv) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity or otherwise;

(u) the Company has not made any material commitment, promise or representation to any customer that are not contained in the Customer Contracts;

(v) the Company has not failed to renew, canceled, or amended, any insurance policy; and

(w) the Company has not agreed, in writing or otherwise, to do any of the foregoing.

2.11 No Liabilities . The Company has no debts, liabilities or obligations (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown) of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against on the Company Balance Sheet, (ii) those which have been incurred by the Company since the Balance Sheet Date in the ordinary course of business consistent with past practices, and (iii) those that are not material in the aggregate.

2.12 Assets and Properties

(a) The Company does not own any real property. Schedule 2.12(a) of the Company Disclosure Letter identifies each parcel of real property leased, occupied or otherwise used by the Company (the “Company Real Estate”). The Company has reasonably adequate rights of ingress and egress into any Company Real Estate and has no Knowledge of any facts that could reasonably be expected to materially and adversely affect the possession, use or occupancy of the Company Real Estate. All utilities serving the Company Real Estate are installed and operating and are sufficient to enable the Company Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date and payable by the Company have been fully paid. Except as set forth in Schedule 2.12(a) of the Company Disclosure Letter, all Company Real Estate is leased free and clear of all Encumbrances, except for Permitted Encumbrances, and to the Knowledge of the Company, no Company Real Estate is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor to the Knowledge of the Company is any such proceeding threatened. The Company has heretofore provided to Acquiror true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.

(b) The tangible property of the Company that is used in the operations of its business is not obsolete, dangerous or in need of renewal or replacement, except for renewal, replacement and ordinary wear and tear in the ordinary course of business, consistent with past practice. All properties owned or leased by the Company and used in the operations of the Company are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(c) Schedule 2.12(c) of the Company Disclosure Letter sets forth a list of each material tangible asset and item of personal property of the Company as of the date hereof, together with a brief description, including the type and book value, of each such item of personal property or asset.

2.13 Title to Property; Encumbrances . The Company has good and valid title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice for obligations not past due, (b) such imperfections of title and non-monetary Encumbrances as do not and will not materiality detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (c) liens set forth on Schedule 2.13 of the Company Disclosure Letter.

2.14 Litigation . Except as set forth on Schedule 2.14 of the Company Disclosure Letter:

(a) There is no Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties. To the Knowledge of the Company, there is no any reasonable basis for any such Proceeding.

(b) There is no judgment, decree, injunction or order against the Company, or any of its assets or properties.

(c) There is no Proceeding pending, or, to the Knowledge of the Company, threatened against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby, nor, to the Knowledge of the Company, is there any reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby.

(d) The Company has no Proceeding pending or threatened against any other Person.

(e) The Company has no Knowledge of any causes of action, Proceedings, fines or penalties, or any reasonable basis therefor, against the Company arising from or related to a breach of privacy or security or invasion of privacy related to or arising from the use, implementation or development of the Company Products.

2.15 [Intentionally Omitted.]

2.16 Compliance with Laws.

(a) The Company is in compliance in all material respects with, is not in material violation of, and has not received any written notice of, or, the Knowledge of the Company, other communication regarding, any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Legal Requirement with respect to the Company, the conduct of its business, or the ownership or operation of its business. Without limiting the foregoing:

(i) The Company is in material compliance with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), immigration, wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

(ii) The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

(b) The Company has not received any written notice of or, to the Knowledge of the Company, other communication regarding (A) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.

(c) To the Knowledge of the Company, none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(d) The Company is not a party to, or bound by, any order or corporate integrity agreement or other formal or informal agreement with any Governmental Entity with respect to the conduct of the Company’s business and operations.

(e) The Company has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person.

2.17 Intellectual Property.

(a) Schedule 2.17(a)(i) of the Company Disclosure Letter contains an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Company Proprietary Software. Schedule 2.17(a)(ii) of the Company Disclosure Letter contains an accurate and complete list and description (including a name, product description, version level, the language in which it is written and the hardware requirements) of all Third Party Software.

(b) Schedule 2.17(b) of the Company Disclosure Letter contains an accurate and complete list of (i) each item of Registered Intellectual Property in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdictions in which each such item of Registered Intellectual Property has been registered or filed, the applicable registration or serial number and the application or issuance date, as applicable, and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest.

(c) Except as set forth on Schedule 2.13(c) of the Company Disclosure Letter, the Company has good and marketable title to all of the Company-Owned Intellectual Property and owns all Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). No Person, including any customer pursuant to the Customer Contracts, has any ownership interest in or other right to any Company-Owned Intellectual Property (including any interest or right in any derivatives thereof, whether or not developed as of the Closing Date), including the right to royalty payments based on Company’s or its customers’ license, sale or use of the Company Products other than those set forth in the Material Contracts. The Company has not received any notice or claims challenging the Company’s exclusive ownership of any Company-Owned Intellectual Property or the validity or enforceability of any Company-Owned Intellectual Property. The Company has not granted to any Person any exclusive rights in any Company-Owned Intellectual Property.

(d) The Company has such rights in and to the Third Party Intellectual Property and all other Intellectual Property as is necessary to operate the Company’s business as currently conducted. The Company-Owned Intellectual Property together with the Third Party Intellectual Property constitutes all of the Intellectual Property necessary to operate the Company’s business as currently conducted, including all Intellectual Property embodied in the Company Products.

(e) The Company has never infringed or otherwise violated (collectively, “Infringed”), any Intellectual Property Right of any Person, and no claim of such infringement, misappropriation, or violation is pending or threatened against Company or any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company for such Infringement. Except as set forth on Schedule 2.17(e) of the Company Disclosure Letter, no Company-Owned Intellectual Property or Company Product is subject to any proceeding or outstanding order or Contract that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of the Company-Owned Intellectual Property.

(f) To the Knowledge of Company, no Person has Infringed or is Infringing any of the Intellectual Property Rights applicable to the Company-Owned Intellectual Property.

(g) The Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Company holds, or purports to hold, as a trade secret. The Company has taken all commercially reasonable steps to protect and enforce its rights in the Company-Owned Intellectual Property.

(h) All Company-Owned Intellectual Property is valid, subsisting and, to the Company’s Knowledge, enforceable. Each item of Company-Owned Intellectual Property that is Registered Intellectual Property is and at all times has been in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such item of Company-Owned Intellectual Property in full force and effect have been made by the applicable deadline. Schedule 2.17(h) of the Company Disclosure Letter identifies and describes each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the Closing Date in order to maintain each item of Company-Owned Intellectual Property that is Registered Intellectual Property in full force and effect.

(i) Except as set forth on Schedule 2.17(i) of the Company Disclosure Letter, the Company maintains (i) machine-readable copies of the Company Proprietary Software and the Third Party Software and (ii) reasonably complete technical documentation or user manuals for all releases or versions thereof currently in use by Company or its customers. Such machine-readable copy conforms to the corresponding source code listing in all material respects.

(j) Except as set forth on Schedule 2.17(j)(i) of the Company Disclosure Letter, the Company Proprietary Software and the Third Party Software does not contain and is not in any manner derived from any Publicly Available Software and does not contain any Harmful Code. Except as set forth on Schedule 2.17(j)(ii), no source code for any Company Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person. Except as set forth on Schedule 2.17(j)(iii), the Company has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Proprietary Software to any other Person.

(k) All Company Products comply in all material respects with all representations, warranties and other requirements applicable to such products, including those specified in all Customer Contracts and all applicable specifications published by Company. Except as set forth on Schedule 2.17(k) of the Company Disclosure Letter, the Company Products have not been customized in any material respects for particular customers.

(l) The Company is not and never has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property.

(m) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development of the Company Proprietary Software:

(i) have executed and are legally bound by a nondisclosure agreement applicable to the Company’s confidential information to which Company is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with Company); and

(ii) (A) have been party to a “work-for-hire” arrangement or agreement with Company that has accorded Company full, original, and exclusive ownership of all Intellectual Property developed for the Company or (B) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company full, effective, and exclusive ownership of all Intellectual Property developed for the Company, in each case either directly or indirectly (for example, in the case of a an employee of a consultant or independent contractor who has entered into such an assignment agreement with Company).

(n) No funding, facilities, or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned Intellectual Property.

2.18 Environmental Matters. (a) All Hazardous Materials and wastes of the Company has been disposed of in accordance in all material respects with all Environmental and Safety Laws; (b) the Company has not received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions or suits are pending or, the Company’s Knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (d) to the Company’s Knowledge, the Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (e) to the Company’s Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities; (f) to the Company’s Knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any of the Facilities, including treatment or storage tanks, sumps, or water, gas or oil wells; (g) the Company’s uses and activities at the Facilities have at all times materially complied with all Environmental and Safety Laws; and (h) to the Knowledge of the Company, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions or plans which could reasonably be expected to interfere with or prevent continued compliance with, or which could reasonably be expected to give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceeding, hearing or investigation against or involving the Company, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

2.19 Taxes . Except as set forth on Schedule 2.19 of the Company Disclosure Letter:

(a) Each of the Company and its Subsidiaries have timely filed (including extensions thereof) all Tax Returns required to be filed by them and have timely paid all Taxes shown to be due on such Tax Returns and all other Taxes otherwise due. All such Tax Returns were complete and accurate and have been prepared in compliance in all material respects with all applicable Legal Requirements. The Company has delivered or made available to Acquiror correct and complete copies of (i) all income Tax Returns of the Company and its Subsidiaries filed for the last three years and (ii) all examination reports and all statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

(b) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Company Balance Sheet and (ii) will not exceed such reserve as adjusted for operations through the Closing Date.

(c) No Tax Return of the Company or any of its Subsidiaries has ever been audited by any Governmental Entity nor is any such audit in process, pending or, to the Company’s Knowledge, threatened (either verbally or in writing). There is (i) no claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in or will result in a lien against the property of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable or Permitted Encumbrances, and, to the Company’s Knowledge, there is no reasonable basis for the assertion by any Tax Authority of any such claim for unpaid Taxes, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any of its Subsidiaries being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries which has not been filed and (v) no written ruling related to Taxes of the Company or any of its Subsidiaries or any agreement with a Tax Authority relating to Taxes of the Company or any of its Subsidiaries. No claim has ever been made to the Company or any of its Subsidiaries in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Except as set forth in Schedule 2.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement whether as a transferee or successor or otherwise.

(e) Neither the Company nor any of its Subsidiaries has consummated or participated in, in any Taxable period for which the statute of limitations has not expired, and none of them is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has participated in, in any Taxable period for which the statute of limitations has not expired, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law. For all Taxable periods for which the statute of limitations has not yet expired, the Company and each of its Subsidiaries have disclosed on their Tax Returns for such Taxable periods any Tax reporting position taken in such Tax Returns which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(f) Neither the Company nor any of its Subsidiaries is or has ever been a member of any consolidated affiliated or unitary group for Tax purposes (other than a group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, in each case in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Financial Statements.

(g) Each of the Company and its Subsidiaries currently utilize the accrual method of accounting for income Tax purposes, and such accounting method has not changed in the past three (3) years. Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) any adjustment under either Section 481(a) or 482 of the Code (or any analogous provision of state, local or foreign law) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into by the Company prior to Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) any intercompany transaction or excess loss account (or any corresponding or similar provision of state, local, or foreign Tax law) occurring or arising on or prior to the Closing Date; (v) prepaid amount received by the Company or any of its Subsidiaries on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code made by the Company or any of its Subsidiaries prior to the Closing.

(h) As of immediately prior to the Effective Time, none of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company and its Subsidiaries is limited by Sections 269, 382, 383 or 384 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(i) The Company has provided or made available to Acquiror all written agreements relating to any applicable Tax holidays or incentives. Each of the Company and its Subsidiaries are in compliance in all material respects with the requirements for any applicable Tax holidays or incentives.

(j) Neither the Company nor any of its Subsidiaries is or within the last five years has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k) Neither the Company nor any of its Subsidiaries has distributed stock of another entity, nor has the Company or any of its Subsidiaries had its stock distributed by another entity, within the past three (3) years, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Each of the Company and its Subsidiaries (i) have complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and (ii) have, within the time and in the manner prescribed by law, withheld from employee wages, consulting compensation, payments to creditors and payments to other third parties and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws.

(m) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income tax purposes.

(n) Neither the Company nor any of its Subsidiaries has been subject to the limitations of Section 163(j) of the Code, or any similar provision of state or foreign law, for any taxable year ending before the Closing Date.

(o) The Company has made a valid election under Section 174 of the Code to deduct research and development costs currently and such election is currently in effect and has not been revoked.

(p) Neither the Company nor any of its Subsidiaries has ever had an interest in a “foreign business entity” as such term is defined in Section 6038 of the Code.

(q) The Company and each of its Subsidiaries have a taxable year ending on December 31.

(r) There are no liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes owing by the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(s) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property” within the meaning of Section 168(h) of the Code.

(t) There are no contracts, plans or arrangements, including, but not limited to, the provisions of this Agreement or the other documents implementing the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) for which a deduction would be disallowed by reason of Sections 280G or 162(m) of the Code

(u) The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(v) Neither the Company nor any of its Subsidiaries has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority) which will affect the taxation of the Company or the Surviving Corporation after the Closing.

(w) Immediately following the Second Effective Time, provided that the Company does not dispose of assets or incur liabilities after the Effective Time and at or prior to the Second Effective Time, Surviving Sub will hold at least 90% of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters other than with funds provided by Acquiror or its Affiliates, amounts paid by the Company to Company Stockholders who receive cash or other property other than from cash or property provided by Acquiror or its Affiliates, assets of the Company used to pay its reorganization expenses (other than such assets provided by Acquiror or its Affiliates), and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Merger, will be included as assets of the Company held immediately prior to the Merger.

(x) Provided that the Company does not incur liabilities, and that its assets do not come to be subject to liabilities, after the Effective Time and at or prior to the Second Effective Time, the liabilities of the Company to be assumed by the Surviving Sub as a result of the Merger and the Second Merger and the liabilities to which the transferred assets of the Company will be subject as of the Second Effective Time will have been incurred by the Company in the ordinary course of its business, except that the Company’s obligations in respect of Transaction Expenses and to make payments as provided for herein were incurred in connection with the transactions provided for herein.

(y) There is no intercorporate indebtedness existing between Acquiror and the Company or between Surviving Sub or Sub and the Company that was issued, acquired, or will be settled at a discount.

(z) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(aa) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(a) of the Code.

(bb) Provided that there is no change in the fair market value of the Company’s assets between the Effective Time and the Second Effective Time and that the Company incurs no liabilities, and its assets do not come to be subject to liabilities, after the Effective Time and at or prior to the Second Effective Time, the fair market value of the assets of the Company transferred to Surviving Sub as a result of the Merger and the Second Merger will equal or exceed the sum of the Company’s liabilities, including the liabilities assumed by Surviving Sub in the transactions, plus the amount of liabilities, if any, to which the transferred assets will be subject.

2.20 Employee Benefit Plans and Employee Matters .

(a) Schedule 2.20(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, severance, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), , tuition reimbursement, adoption assistance, sick pay, accrued leave, PTO, vacation, holiday, unemployment, “nonqualified deferred compensation plan” (Sections 409A(d)(1) or 3121(v)(2)(C) of the Code), or accident insurance plans, programs or arrangements, (iv) all bonus, commission, retention, change in control, or incentive plans, programs or arrangements, (v) all fringe benefit or other employee benefit plans, programs, policies or arrangements, whether or not subject to ERISA, and (vi) all employment or executive compensation or severance agreements, written or otherwise, participated in, maintained by, or contributed to by the Company or any ERISA Affiliate for the benefit of, or relating to, any present or former employee, officer or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has furnished or made available to Acquiror a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions ) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided or made available to Acquiror true, correct and complete copies of the Form 5500 reports filed for the last three plan years with respect to any Company Employee Plan required to file Form 5500s. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also provided to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. For the current plan year, each Company Employee Plan subject to Section 401(a) of the Code satisfies the coverage tests under Section 410(b) of the Code, taking into account leased employees to the extent required by Section 414(m) of the Code. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so. The Company neither sponsors nor maintains any self-funded employee welfare benefit plan, other than a health flexible spending account arrangement offered through a Code Section 125 cafeteria plan. No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under Part 6 of Title I of ERISA or Section 4980B of the Code (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan for which the Company is liable. Each Company Employee Plan and any funding vehicle associated therewith has been established and administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) in all material respects. The Company and each ERISA Affiliate, as applicable, have performed all obligations required under each Company Employee Plan and are not in default under or in violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans except for defaults or violations that could not reasonably be expected to result in material liability or penalty. Neither the Company nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company and ERISA Affiliates have since the plan year commencing in 2010 made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror or the Surviving Corporation (other than ordinary administrative expenses typically incurred in a termination event or amounts which are reflected on the Company Balance Sheet as of the Closing). With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan except where any such failure could not result in a material liability to Acquiror or the Surviving Corporation. No suit, administrative proceeding, litigation or other action (other than routine claims for benefits in the normal course) has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, or against or with respect to the Company or any ERISA Affiliate with respect to any Company Employee Plan, or against or with respect to any fiduciary or other party with respect to any Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Company Employee Plan, each of the Company and each United States Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or any “multiple employer plan” as described in Section 210(a) of ERISA or Section 413(c) of the Code.

(h) Except as set forth on Schedule 2.20(h) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, golden parachute or bonus amounts) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(i) The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has no contribution obligations with respect to any former employees or qualifying beneficiaries who are currently covered under COBRA. There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which controversies have or would reasonably be expected to result in a Proceeding.

(j) The Company has no obligation to pay any amount or provide any benefit to any former employee, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.20(j) of the Company Disclosure Letter. The Company has never been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company has no duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company has no Knowledge of any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere with the business activities of the Company. Neither the Company, nor to the Knowledge of the Company, any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened.

(k) To the Company’s Knowledge, no employee of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.20(k) of the Company Disclosure Letter, no employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge, that any such employee intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept), and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees except as set forth on Schedule 2.20(k) of the Company Disclosure Letter. As of the date hereof, the Company has not, and to the Knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to continue the employment of any present or former employee or the service of any consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquiror following the Effective Time.

(l) Schedule 2.20(l) of the Company Disclosure Letter sets forth a list of the names, positions, rates of compensation, severance rights and other compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year. The Company has provided to Acquiror the additional following information for each of its international employees: city/country of employment, date of hire and any material special circumstances (including pregnancy, disability or military service). The Company has made no unwritten commitments to any such employees with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. The Company has received no claim from any Governmental Entity to the effect that it has improperly classified the exempt/non-exempt status of any person named on Schedule 2.20(l) of the Company Disclosure Letter, and there is no reasonable basis for any such claim.

(m) The Company has provided or made available to Acquiror a true, correct and complete list of all of its consultants, advisory board members and independent contractors and whether the engagement has been terminated by written notice by either party. The Company has received no claim from any Governmental Entity to the effect that it has improperly classified any Person as an independent contractor, and there is no reasonable basis for any such claim.

(n) The Company has provided or made available to Acquiror true, correct and complete copies of each of the following: all forms of offer letters; all employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreement between current and former employees and the Company (the “Employee Confidentiality Agreement”); all consulting agreements between current consultants and the Company; the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company; summary of liability for termination payments to current and former directors, officers and employees of the Company. All current and former employees of the Company have executed the Employee Confidentiality Agreement in the form provided to Acquiror or a valid agreement that is consistent in all material respects with the Employee Confidentiality Agreement.

(o) In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Closing Date.

(p) Except as set forth in Schedule 2.20(p) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate (as defined below) to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.20(p) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Closing Date.

(q) Schedule 2.20(q) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any ERISA Affiliate is or has been a party since enactment of Section 409A of the Code. Each such nonqualified deferred compensation plan by its terms complies with and since 2005 has complied with and been operated in all material respects in accordance with of Section 409A of the Code and applicable regulations and guidance promulgated thereunder. Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any Company Employee Plan or other agreement or arrangement that provides for the gross-up of taxes imposed by Section 409A(1)(B) of the Code.

(r) The exercise price of all Company Options is and has always been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted. No Company Options have been extended or materially modified since their date of grant within the meaning of Section 409A of the Code and the regulations promulgated thereunder.

2.21 Interested Party Transactions . Except as disclosed on Schedule 2.21(i) of the Company Disclosure Letter, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees or stockholders of the Company, nor, to the Knowledge of the Company, any immediate family member of an officer, director, employee or stockholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or stockholders or, to the Knowledge of the Company, any member of their immediate families, is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound, except as set forth on Schedule 2.21(ii) of the Company Disclosure Letter and normal compensation for services as an officer, director or employee thereof. None of said officers, directors, employees, stockholders or, to the Knowledge of the Company, immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of stockholders under applicable Legal Requirements.

2.22 Insurance.

(a) Schedule 2.22 of the Company Disclosure Letter contains a true and complete list of all Company liability, property, workers’ compensation, directors’ and officers’ liability, errors and omissions, casualty, fire and any other insurance policies and bonds currently in effect. Schedule 2.22 of the Company Disclosure Letter also sets forth any outstanding claims under such policies and bonds. The Company has provided to Acquiror true, correct and complete copies of all such policies of insurance and bonds set forth on Schedule 2.22.

(b) There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Such policies are sufficient for the compliance, in all material respects, with all Legal Requirements and all Contracts relating to the Company.

2.23 Books and Records . The Company has provided or made available to Acquiror true, correct and complete copies of (a) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company, each as currently in effect, (b) the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of the Company, from January 1, 2010 through the Closing Date, (c) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company, and (d) all Company Authorizations. The minute books of the Company provided or made available to Acquiror contain an accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent from January 1, 2010 through the Closing Date.

2.24 [Intentionally Omitted.]

2.25 Customers and Suppliers.

(a) Schedule 2.25(a) of the Company Disclosure Letter sets forth an accurate list of the revenues from each customer and reseller of the Company for the 30 largest customers and resellers for the year ended December 31, 2012 and the six months ended June 30, 2013 (each, a “Significant Customer”). The Company has no outstanding material disputes concerning its products and/or services with any Significant Customer. To the Company’s Knowledge, no Significant Customer intends to (i) cease or materially diminish the use of the Company’s products and/or services, or (ii) terminate or materially and adversely modify existing Contracts with the Company (or the Surviving Corporation). To the Company’s Knowledge, no Significant Customer has expressed significant dissatisfaction with the Company Products in writing (including email), which dissatisfaction has not been resolved to the Significant Customer’s satisfaction. The Company has not had any Company Products returned or rejected by a purchaser thereof that could result in a reversal of any material amount of revenue by the Company. Since January 1, 2011, no customer has been, or is currently, entitled to receive service credits pursuant to a Customer Contract.

(b) Schedule 2.25(b) of the Company Disclosure Letter sets forth an accurate list of each supplier of the Company who, for the year ended December 31, 2012 or the six months ended June 30, 2013, was one of the 10 largest suppliers of products and/or services to the Company for each such period, based on amounts paid or payable (each, a “Significant Supplier”). The Company has no outstanding material dispute concerning products and/or services provided by any Significant Supplier. To the Company’s Knowledge, no Significant Supplier intends to (i) cease or materially diminish the provision of products and/or services to the Company, or (ii) terminate or materially and adversely modify existing Contracts with the Company (or the Surviving Corporation) or materially increase the pricing for the products and/or services provided to the Company. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on business, and the Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.

2.26 Accounts Receivable . The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of the Company arising after the Balance Sheet Date and before the Closing Date arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and the Company’s past practices, which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. The Company has not received any written notice that any accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim, and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No accounts receivable are contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. Except as set forth on Schedule 2.13 of the Company Disclosure Letter, no Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.26 of the Company Disclosure Letter sets forth an accurate list of the accounts and notes receivable of the Company (the “Receivables”), an aging of the Receivables in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns, in each case as of July 31, 2013.

2.27 Bank Accounts and Powers of Attorney . Schedule 2.27 of the Company Disclosure Letter sets forth a true and complete list showing:

(a) the name and location of each bank in which the Company has an account, credit line or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and

(b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

2.28 Finders’ Fees; Transaction Expenses . Except as set forth on Schedule 2.28 of the Company Disclosure Letter, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement.

2.29 [Intentionally Omitted.]

2.30 Warranty and Related Matters . There are no existing or, to the Knowledge of the Company, threatened product liability, warranty or other similar claims against the Company alleging that any products or services of the Company are defective or fail to meet any product or service warranties.

2.31 Documents . The Company has provided or made available to Acquiror true, correct and complete copies of all documents identified on the Company Disclosure Letter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Acquiror represents and warrants to the Company as follows:

3.1 Organization . Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own and operate its properties and to conduct its business as and in the places where such properties are now owned or operated or such business is now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power and authority to own and operate its properties and to conduct its business as and in the places where such properties are now owned or operated or such business is now being conducted.

3.2 Authority and Enforceability . Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been duly executed and delivered by each of Acquiror and Sub and constitutes the valid and binding obligation of Acquiror and Sub enforceable against Acquiror and Sub, respectively, in accordance with its terms, and each other agreement contemplated hereby to which Acquiror or Sub is or will be a party, after being duly executed and delivered by Acquiror or Sub, as applicable, will constitute a valid and binding obligation of Acquiror or Sub, as applicable, enforceable against Acquiror or Sub in accordance with its terms, in each case subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

3.3 Non-Contravention . The execution and delivery of this Agreement by Acquiror and Sub do not, the execution and delivery of each of the other agreements contemplated hereby to which Acquiror or Sub is or will be a party, the consummation of the transactions contemplated hereby and thereby will not, and the performance by Acquiror and Sub of their respective obligations hereunder and thereunder, do not and will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents, as applicable, of Acquiror or Sub, in each case as amended to date, (ii) any material Contract to which the Acquiror is a party or otherwise bound, (iii) any Legal Requirements applicable to Acquiror or Sub or to any of their respective material properties or assets.

3.4 Government Consent . No Approval of any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.5 and (ii) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

3.5 Capitalization . The authorized capital stock of Acquiror consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 22,899,729 shares were issued and outstanding as of July 31, 2013, and 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. Other than 4,105,728 shares of Acquiror Common Stock that are reserved for issuance pursuant to options or other awards that have been granted or authorized to be granted and 132,264 shares otherwise reserved for issuance, there are (i) no shares of capital stock, or other securities of Acquiror issued, reserved for issuance or outstanding, (ii) no rights to receive shares of Acquiror Common Stock on a deferred basis granted under an option plan or otherwise; (iii) no securities of Acquiror convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or other ownership interests of Acquiror; and (iv) no warrants, calls, options or other rights to acquire from Acquiror, and no obligation of Acquiror to issue, capital stock or other securities of Acquiror.

3.6 SEC Filings . Since December 31, 2012, Acquiror has filed all documents required to be filed by Acquiror with the Securities and Exchange Commission (the “SEC Filings”). As of their respective filing dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent the SEC Filings have been corrected, updated or superseded by a document subsequently filed with the Securities and Exchange Commission.

3.7 Absence of Certain Changes . Except as disclosed in the SEC Filings, since December 31, 2012, (i) Acquiror has conducted its business in the ordinary course of business consistent with past practices, and (ii) there has not been (A) any event or occurrence which could reasonably be expected to have Material Adverse Effect or (B) any material change by Acquiror in its accounting principles, practices or methods (except to the extent required by GAAP).

3.8 Litigation . Except as has been disclosed in the SEC Filings, there is no material litigation pending or, to the Knowledge of Acquiror, threatened against Acquiror. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Acquiror.

3.9 Issuance of Acquiror Common Stock . The shares of Acquiror Stock to be issued pursuant to Section 1.09, when issued, sold and delivered in compliance with the provisions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and free of any preemptive rights or rights of first refusal. Subject to restrictions on transfer under the securities laws of the United States of America or any state thereof and any restrictions contained in the Stockholder Agreements, such shares are not, and will not be, subject to any restrictions on transfer. Assuming the accuracy of the representations contained in the Stockholder Agreements, such shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended.

3.10 Financing . Acquiror has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

3.11 No Prior Sub Operations . Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.12 Tax Treatment .

(a) Neither Acquiror, Sub, Surviving Sub nor Surviving Corporation has taken, proposes to take or has agreed to take any action that would prevent the Merger, together with the Second Merger, from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code and described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code.

(b) At all times since the formation of Sub through the Effective Time of the Merger, Acquiror has owned and will own all of the shares of Sub and all of any other interests in Sub that are treated as equity for federal income tax purposes. Sub was formed in contemplation of the transactions provided for herein and has conducted no activities other than as provided for in this Agreement or as necessary to carry out the transactions provided for in this Agreement. Sub will, immediately prior to the Merger, hold substantially all of its historic assets.

(c) At all times since the formation of Surviving Sub through the effective time of the Second Merger, Acquiror has owned and will own shares of Surviving Sub representing “control” of Surviving Sub within the meaning of Section 368(c) of the Code. Acquiror has no plan or present intention to sell, transfer or otherwise dispose of any of the stock (or other interests treated as equity for federal income tax purposes) of Company following the Merger (other than pursuant to the Second Merger), or of Surviving Sub following the Second Merger, and the Acquiror has no plan or present intention to cause or allow the Company following the Merger, or Surviving Sub following the Second Merger, to issue additional stock or other interests treated as equity for federal income tax purposes, that in either case would result in Acquiror not having “control” of the Company (at any time prior to the Second Merger) or Surviving Sub within the meaning of Section 368(c) of the Code. Surviving Sub was formed in contemplation of the transactions provided for herein. Following the Second Merger, Surviving Sub will hold all of its historic assets and all of the assets that the Company held immediately following the Merger.

(d) Neither Acquiror nor any Person that is a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)) with respect to Acquiror nor any entity or arrangement that is treated as a partnership for federal income tax purposes in which Acquiror or any such related person owns, as determined for federal income tax purposes, a direct or indirect interest, owns, or prior to the Effective Time of the Merger will come to own, as determined for federal income tax purposes, any shares of the Company or any other interests in the Company that are treated as equity for federal income tax purposes.

(e) Neither Acquiror nor any “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)) with respect to Acquiror nor any entity or arrangement that is treated as a partnership for federal income tax purposes in which Acquiror or any such related person owns, as determined for federal income tax purposes, a direct or indirect interest, has any plan or current intention to acquire or redeem any of the shares of Acquiror Stock issued or transferred in connection with the transactions provided for herein.

(f) Acquiror has no plan or present intention to liquidate Surviving Sub, to merge Surviving Sub into another corporation, or to cause or permit Surviving Sub to sell or otherwise dispose of any of the Company’s assets acquired in the Second Merger, other than sales or dispositions that would not prevent the Merger, taken together with the Second Merger, from qualifying as a reorganization described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code.

(g) There is no intercorporate indebtedness between Acquiror or an Acquiror Affiliate (including Sub and Surviving Sub) and the Company that was issued, acquired or will be settled at a discount.

(h) Acquiror’s and Surviving Sub’s plan and present intention is for Surviving Sub, as a wholly-owned subsidiary of Acquiror, or another member of Acquiror’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)) to continue at least one significant business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in either case in satisfaction of the business enterprise continuity requirement of Treasury Regulations Section 1.368-1(d).

(i) Neither Acquiror nor Surviving Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(j) Between the Effective Time and the Second Effective Time Acquiror will not cause the Company to undertake any activity outside the ordinary course of business other than in connection with the transactions provided for herein.

ARTICLE IV

[INTENTIONALLY OMITTED.]

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 [Intentionally Omitted.]

5.2 [Intentionally Omitted.]

5.3 [Intentionally Omitted.]

5.4 [Intentionally Omitted.]

5.5 [Intentionally Omitted.]

5.6 [Intentionally Omitted.]

5.7 [Intentionally Omitted.]

5.8 [Intentionally Omitted.]

5.9 [Intentionally Omitted.]

5.10 Public Disclosure . Neither Acquiror, the Company, any Effective Time Holder nor any other party hereto shall, nor shall any such party cause its representatives to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use of any party’s name or refer to any party directly or indirectly in connection with the transactions contemplated hereby in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party which shall not be unreasonably withheld. Notwithstanding anything herein, Acquiror may issue such press releases or make such other public statements or filings regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine as necessary to comply with applicable Legal Requirements (in which case Acquiror shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

5.11 Expenses . Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense.

5.12 [Intentionally Omitted.]

5.13 [Intentionally Omitted.]

5.14 [Intentionally Omitted.]

5.15 [Intentionally Omitted.]

5.16 [Intentionally Omitted.]

5.17 [Intentionally Omitted.]

5.18 Tax Matters .

(a) Tax Returns for Pre-Closing Periods.

(i) Pursuant to Treasury Regulation Section 1.1502-76(b)(2)(i) and Section 381(b)(1) of the Code, the taxable year of the Company shall end for federal income tax purposes effective upon the Closing and the income for the short tax year ending on the Closing Date shall be computed through the Closing (and thus through the Second Effective Time). The parties agree that all deductions attributable to the right of Optionholders to receive payments hereunder, any other compensation payments paid or payable by the Company in connection with the transactions contemplated hereby, or Transaction Expenses will be treated as arising prior to the Closing for Tax purposes and as not subject to the “next-day rule” of Treasury Regulations Section 1.1502-76(b) (or any corresponding or similar rule) and the Tax Returns with respect to the Company and Surviving Sub shall be prepared on that basis. Acquiror agrees to cause the election provided in Internal Revenue Service Rev. Proc. 2011-29 to be made with respect to the Transaction Expenses.

(ii) Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (including any amendments thereto) for the Company and its Subsidiaries for all Taxable periods ending on or prior to the Closing Date which will be filed after the Closing Date (the “Pre-Closing Periods”); provided, however, the Acquiror shall deliver, or cause to be delivered, to the Stockholders’ Agent for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of each proposed Tax Return no later than sixty (60) days prior to the filing date of such Tax Return and will incorporate, or cause to be incorporated, all reasonable comments on such Tax Return provided by the Stockholders’ Agent not later than ten (10) days prior to the filing date of such Tax Return. Acquiror shall provide, and shall cause Surviving Sub and Acquiror’s Affiliates to provide, the Stockholders’ Agent with such cooperation as the Stockholders’ Agent may reasonably request in connection with its review of such Tax Returns. Acquiror shall not permit an amended Tax Return for a Pre-Closing Period to be filed by or with respect to the Company without the prior written consent of the Stockholders’ Agent (which consent shall not be unreasonably delayed, conditioned or withheld). All Tax Returns prepared pursuant to this Section 5.18(a)(ii) shall be prepared on a basis consistent with the past practices of the Company and its Subsidiaries and Sections 1.15 and 5.18(a)(i) herein and, if Acquiror has a choice between positions that are consistent with past practices, Acquiror shall act in a manner that does not distort taxable income. Acquiror shall pay the amount of any Taxes shown due on Tax Returns filed under this Section 5.18(b)(ii) to the appropriate Taxing Authorities. Each of the Effective Time Holders, in accordance with their Pro Rata Shares, shall reimburse Acquiror for any Taxes of the Company and its Subsidiaries with respect to such Pre-Closing Periods prior to the filing date of such Tax Return except to the extent that (x) the liability for such Taxes was treated as a Company Debt or Transaction Expense that reduced the Merger Consideration, (y) the liability for such Taxes was actually taken into account in determining Working Capital or (z) the liability for such Taxes arose as a result of a breach by any of Acquiror, Sub or Surviving Sub of a representation or warranty or of any other provision of this Agreement. The Effective Time Holders’ liability for Taxes under this Section 5.18(a)(ii) shall be reduced by any payment of Taxes with respect to Pre-Closing Periods by the Company or its Subsidiaries made on or before the Closing Date not otherwise taken into account for determining the final amount owed in the applicable Tax Returns.

(iii) If there is a determination within the meaning of Section 1313(a) of the Code that the Merger, taken together with the Second Merger, does not qualify as a reorganization within the meaning of Section 368(a) of the Code described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code, the Effective Time Holders, in accordance with their Pro Rata Shares and subject to the principles, limitations and qualifications set forth in Article VIII, shall reimburse Acquiror, within fifteen (15) Business Days of being given Acquiror’s notice of demand (personally or via notice to the Stockholders’ Agent) together with a reasonably detailed calculation of the determination of the amount thereof, for any Taxes of the Company, the Sub, the Surviving Sub, or Acquiror paid by the Company, the Sub, the Surviving Sub, or Acquiror as a result of the failure of the Merger, taken together with the Second Merger, to qualify as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; provided that in no event shall the Effective Time holders be required to reimburse in respect of any such Tax more than ten (10) Business Days before their due date. The Taxes subject to reimbursement under this Section 5.18(a)(iii) shall include, but not be limited to, Taxes of the Company attributable to any deemed sale of the assets of the Company resulting from the failure of the Merger, taken together with the Second Merger, to qualify as a reorganization within the meaning of Section 368(a) of the Code described in Section 368(a)(1)(A) and also described in Section 368(a)(2)(D) of the Code.

(iv) Any dispute under Section 5.18(a) related to the preparation and filing of Tax Returns or the Effective Time Holders’ obligation to reimburse Taxes that cannot be resolved by the parties after commercially reasonable efforts to resolve any dispute for a period of not less than ten (10) days shall be submitted to the a nationally recognized accounting firm acceptable to Acquiror and the Stockholder’s Agent (the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the matters in dispute. The Settlement Accountant shall use reasonable efforts to make such determination within thirty (30) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Acquiror and the Effective Time Holders.

(b) Tax Returns for Straddle Periods.

(i) Acquiror shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Company and its Subsidiaries to be filed after the Closing Date, but if any such Tax Return relates to any Taxable period beginning on or before the Closing Date and ending after the Closing Date, Acquiror shall deliver, or cause to be delivered, to the Stockholders’ Agent for its review, comment and approval (which approval will not be unreasonably withheld, conditioned or delayed) a copy of the proposed Tax Return no later than thirty (30) days prior to the filing date of such Tax Return and will incorporate, or cause to be incorporated, all reasonable comments on such Tax Return provided by the Stockholders’ Agent not later than ten (10) days prior to the filing date of such Tax Return. Acquiror shall provide, and shall cause Surviving Sub and Acquiror’s Affiliates to provide, the Stockholders’ Agent with such cooperation as the Stockholders’ Agent may reasonably request in connection with its review of such Tax Returns. All Tax Returns prepared pursuant to this Section 5.18(b)(i) shall be prepared on a basis consistent with the past practices of the Company and Sections 1.15 and 5.18(a)(i) hereof and, if the Acquiror has a choice between positions that consistent with past practices, Acquiror shall act in a manner that does not distort taxable income. Any Taxes with respect to the Company or any of its Subsidiaries that relate to a Taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period up to and including the Closing Date (the “Pre-Closing Partial Period”) and the portion of such Straddle Period beginning on the day after the Closing Date (the “Post-Closing Partial Period”), (i) in the case of real or personal property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and, (ii) in the case of other Taxes, on the “closing of the books” method (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), with transactions occurring after the Closing treated as occurring on the day after Closing and taking into account the provisions of Section 5.18(a)(i) hereof. Surviving Sub or Acquiror shall file or cause to be filed all Tax Returns for any Straddle Period, and Surviving Sub or Acquiror shall pay all Taxes shown as due on any such Tax Returns. Each of the Effective Time Holders, in accordance with their Pro Rata Shares, shall reimburse Acquiror for all such Taxes apportioned to the Pre-Closing Partial Period except to the extent that (x) the liability for such Taxes was treated as a Company Debt or Transaction Expense that reduced the Merger Consideration, (y) the liability for such Taxes was actually taken into account in determining Working Capital or (z) the liability for such Taxes arose as a result of a breach by any of Acquiror, Sub or Surviving Sub of a representation or warranty or any other provision of this Agreement. All such payments shall be made by the Effective Time Holders fifteen (15) Business Days of being given notice (personally or via notice to the Stockholders’ Agent) of such filing, which notice shall state the amount of Taxes due together with a reasonable description of the basis on which the Taxes are due. Effective Time Holders’ liability for Taxes under this Section 5.18(b) shall be reduced by any payment of such Straddle Period Taxes by the Company or its Subsidiaries made on or before the Closing Date.

(ii) Any dispute under Section 5.18(b)(i) related to the preparation and filing of Tax Returns or the Effective Time Holders’ obligation to reimburse Taxes that cannot be resolved by the parties shall be submitted to the Settlement Accountant, who, acting as an expert and not as an arbitrator, shall resolve the matters in dispute. The Settlement Accountant shall use reasonable efforts to make such determination within thirty (30) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon the Acquiror and the Effective Time Holders.

(c) Cooperation on Tax Matters. Acquiror shall, and shall cause Surviving Sub to, cooperate fully, as and to the extent reasonably requested by the Stockholders’ Agent or an Effective Time Holder, in connection with the preparation, review and filing of Tax Returns and any audits or other proceedings involving Taxes for periods beginning on or prior to the Closing Date. The Effective Time Holders shall cooperate fully, as and to the extent reasonably requested by the Acquiror or Surviving Sub, in connection with the preparation, review and filing of Tax Returns and any audits or other proceedings involving Taxes for periods beginning on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return preparation, audit or other proceeding involving Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Surviving Sub agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Acquiror, the Stockholders’ Agent, or any Effective Time Holder, any extensions thereof) of the respective Taxable periods and to abide by all record retention agreements entered into with any Tax Authority, (ii) to provide relevant workpapers for the Pre-Closing Periods and reasonable access to personnel to help the Stockholders’ Agent or Effective Time Holders with respect to any audit or other proceeding with respect to Taxes, and (iii) to give the Stockholders’ Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholders’ Agent so requests, Surviving Sub shall allow the Stockholders’ Agent to take temporary possession of such books and records. Acquiror, Surviving Sub, and the Effective Time Holders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Acquiror and the Effective Time Holders also agree, upon reasonable request, to provide the other Party with all information that either Party may be required to report pursuant to Sections 6043 or 6043A of the Code or Treasury Regulations promulgated thereunder.

(d) Tax Audits. Surviving Sub shall promptly notify the Stockholders’ Agent in writing with respect to any audit, contest or similar proceeding concerning Taxes which may give rise to a claim for payment or indemnification against Effective Time Holders pursuant to Section 5.18 or Section 8.2 (a “Tax Matter”); provided, however, that failure of Surviving Sub to give the Stockholders’ Agent notice as provided herein shall not relieve the Effective Time Holders of their obligations under Section 5.18 or Section 8.2 except to the extent, and only to the extent, that the Effective Time Holders are actually prejudiced thereby.

(i) If a Tax Matter involves a challenge to the status of the Merger, taken together with the Second Merger, as a reorganization within the meaning of Section 368(a) of the Code, described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code, then the Effective Time Holders, through the Stockholders’ Agent, shall have the right to defend and control such Tax Matter. The parties agree to take such steps as are reasonably available to them to bifurcate from any such Tax Matter into a separate proceeding any issues not relating to or resulting from the status (or lack of status) of the Merger, taken together with the Second Merger, as a reorganization within the meaning of Section 368(a) of the Code described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code or the status (or lack of status) of the Second Merger as a reorganization within the meaning of Section 368(a) of the Code described in Section 368(a)(1)(A) of the Code.

(ii) In the case of any Tax Matter not described in Section 5.18(d)(i), the Stockholders’ Agent shall have the right to defend and control such Tax Matter; provided, however, that in order for the Stockholders’ Agent to have such right, (A) the Stockholders’ Agent must acknowledge in writing to the Acquiror that the Effective Time Holders are obligated to reimburse or indemnify Acquiror or Surviving Sub with respect to the amount in dispute in such Tax Matter, subject to the principles, limitations and qualifications set forth in Article VIII and (B) the Tax Matter must not involve issues the resolution of which could have a continuing Material Adverse Effect on Acquiror. Acquiror and Surviving Sub shall, and shall cause their respective Affiliates to, take such actions as may reasonably requested by the Stockholder’s Agent to bifurcate any Tax Matter into separate proceedings so as to permit the Stockholders’ Agent to facilitate the ability of the Stockholders’ Agent to control and defend the proceedings with respect to some subset of the issues involved in such audit, contest or other proceeding.

(iii) If the Stockholders’ Agent determines not to control a Tax Matter or if a Tax Matter is not a Tax Matter that the Stockholders’ Agent is permitted to control under the terms of this Section 5.18(d), Acquiror or Surviving Sub shall defend and control such Tax Matter.

(iv) The controlling party of a Tax Matter hereby agrees: (A) to provide, or cause to be provided, to the other party or parties copies of all correspondence received from or delivered to the Tax Authority in connection with such Tax Matter; (B) to confer with and seek the input of the other party or parties in connection with such Tax Matter; (C) to permit the other party or parties (through the Stockholders’ Agent, in the case of the Effective Time Holders) to participate (but not control), at their own expense, in the defense of such claim; and (D) not to settle, compromise or voluntarily close the Tax Matter without the consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed).

(v) Acquiror and Surviving Sub shall provide, and shall cause their respective Affiliates to provide, the Effective Time Holders and the Stockholders’ Agent with such assistance as the Effective Time Holders or the Stockholders’ Agent may reasonably request in connection with the control or defense of, or any participation in, or the determination of the right to control, any Tax Matter. The Effective Time Holders and the Stockholders’ Agent shall provide the Acquiror and Surviving Sub with such assistance as Acquiror or Surviving Sub may reasonably request in connection with the control or defense of, or any participation in, or the determination of the right to control, any Tax Matter.

(e) Transfer Taxes. Any and all transfer, documentary, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be paid by the Effective Time Holders, in accordance with their Pro Rata Shares when due. The Effective Time Holders shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Acquiror will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Acquiror will provide, and cause Surviving Sub to provide, such assistance as the Effective Time Holders may reasonably request in connection with the preparation of such Tax Returns and other documentation.

(f) Reorganization Matters.

(i) Acquiror, Sub, Surviving Sub and the Effective Time Holders agree to report the Merger, taken together with the Second Merger, as a reorganization described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code, unless otherwise required pursuant to a “determination” within the meaning of, and described in, Section 1313(a) of the Code. Acquiror shall cause Company, following the Merger, to report the Merger, taken together with the Second Merger, as a reorganization described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code, unless otherwise required pursuant to a “determination” within the meaning of, and described in, Section 1313(a) of the Code.

(ii) On the Closing Date, promptly following the Effective Time, Acquiror shall cause the Company to be merged with and into Surviving Sub, with Surviving Sub surviving and continuing as a wholly-owned subsidiary of Acquiror.

(iii) If there is a determination within the meaning of Section 1313(a) of the Code that the Merger, taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a)(1)(A) of the Code and also described in Section 368(a)(2)(D) of the Code, then Acquiror, Surviving Sub, and the Effective Time Holders shall take the position for federal income tax purposes that the Merger was a qualified stock purchase and the Second Merger qualified as a reorganization described in Section 368(a)(1)(A) of the Code and shall use best efforts to defend that position against any challenge by any tax authority.

(iv) Acquiror will not make, and will not permit there to be made, any election under Section 338 of the Code (or any corresponding or similar election under state, local or foreign Tax law) with respect to any of the transactions provided for herein.

(v) Acquiror shall ensure that the continuity of business enterprise requirement of Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein; provided that it shall not be a breach of Acquiror’s obligations under this Section 5.18(f)(v) if (i) as of the closing of the Merger, the Company has neither a historic business nor a significant portion of the Company’s historic business assets (as such terms are defined for purposes of Treasury Regulations Section 1.368-1(d)) and (ii) neither Acquiror nor any of its Affiliates is responsible for the fact described in (i) and as a result of the fact described in (i), it is not possible for Acquiror to ensure that the continuity of business enterprise requirement of Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein.

(vi) Acquiror shall ensure that Surviving Sub acquires in the Second Merger all of the assets held by the Company as of the closing of the Merger.

(vii) Acquiror will not dispose of any interests in Surviving Sub that are treated as equity for federal income tax purposes if such disposition would cause Acquiror not to be in “control” of Surviving Sub (as defined in Section 368(c)(1) of the Code) for purposes of determining whether the Merger, together with the Second Merger, qualifies as a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

(viii) Acquiror and Surviving Sub covenant that Surviving Sub will not issue additional shares of its stock (or other interests treated as equity for federal income tax purposes) if such issuance would cause Acquiror not to be in “control” of Surviving Sub (as defined in Section 368(c)(1) of the Code) for purposes of determining whether the Merger, together with the Second Merger, qualifies as a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

(ix) Acquiror will not permit Surviving Sub to engage any transaction that would cause Acquiror not to be in “control” of Surviving Sub (as defined in Section 368(c)(1) of the Code) for purposes of determining whether the Merger, together with the Second Merger, qualifies as a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

(x) Acquiror covenants that neither Acquiror, nor a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)(4)) with respect to Acquiror (a “Related Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Acquiror or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest, will, in connection with any of the transactions provided for herein (as determined for purposes of Treasury Regulations Section 1.368-1(e)), redeem or otherwise acquire any of the shares of Acquiror Stock transferred in connection with such transactions, other than from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement provided, for the avoidance of doubt, that it shall not be a breach of this covenant if Acquiror or Surviving Sub, in seeking satisfaction of indemnification obligations hereunder, pursue remedies that result in dispositions of shares of Acquiror Stock by holders thereof and the turning over of the proceeds therefrom in payment of indemnification obligations.

(xi) Acquiror covenants that neither Acquiror, nor any of its Affiliates (including Sub, Surviving Sub and, following the Merger, the Company), nor a Related Person, nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Acquiror or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest, will take any action that would cause (i) the Merger, taken together with the Second Merger, to fail to qualify as a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code or (ii) the Second Merger, if the Merger, taken together with the Second Merger, fails to qualify as a reorganization described in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code, to fail to qualify as a reorganization described in Section 368(a)(1)(A) of the Code.

(xii) Acquiror shall comply with the terms of Section 1.2(b) hereof and with the terms of the Escrow Agreement.

(g) Cooperation and Assistance. Acquiror shall assist and cooperate with the Stockholders’ Agent, and shall cause its Affiliates (including Sub, Surviving Sub and, following the Merger, the Company) to assist and cooperate with the Stockholders’ Agent, as the Stockholder’s Agent may reasonably request in connection with obtaining insurance with respect to any indemnification or payment obligations of the Effective Time Holders under this Agreement, including, without limitation, executing and delivering such agreements and documents, and taking such actions, as Stockholders’ Agent may reasonably request in connection with such insurance, and by causing the appropriate officers of Acquiror and its Affiliates to execute and deliver certificates regarding matters relevant to the tax treatment of the Merger and Second Merger or to the determination of indemnification or payment obligations under this Agreement. At the direction of the Stockholders’ Agent, Acquiror will promptly pay, on behalf of the Effective Time Holders, the premiums with respect to any such insurance, up to the amount of such insurance premiums included as Transaction Expenses and taken into account in determining the Estimated Merger Consideration or the Final Merger Consideration.

5.19 Director and Officer Indemnification and Insurance .

(a) Acquiror, Sub, Surviving Sub and Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company, as provided in the Certificate of Incorporation or Bylaws of the Company, in each case as in effect on the Closing Date, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms.

(b) Prior to the Effective Time, the Company obtained a “tail” insurance policy (the “D&O Tail Policy”) with a claims period of six (6) years from the Effective Time with coverage of claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement). From and after the Effective Time, the Surviving Corporation shall maintain the D&O Tail Policy in full force and effect for the term of such D&O Tail Policy. The D&O Tail Policy shall either be paid in full by the Company prior to the Effective Time or the cost of the D&O Tail Policy shall constitute a Transaction Expense.

(c) The obligations of the Acquiror and the Surviving Corporation under this Section 5.19 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.19 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.19 applies shall be third-party beneficiaries of this Section 5.19, each of whom may enforce the provisions of this Section 5.19).

(d) In the event Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Acquiror and the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.19.

ARTICLE VI

[INTENTIONALLY OMITTED.]

ARTICLE VII

[INTENTIONALLY OMITTED.]

ARTICLE VIII

ESCROW FUND AND INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements. If the Acquisition is consummated, (i) all of the agreements and covenants of the Parties and the Effective Time Holders contained in this Agreement requiring performance after the Closing shall survive Closing and remain in full force and effect indefinitely or for the period explicitly specified therein, and (ii) all of the representations and warranties of the Parties contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) and the other agreements and certificates contemplated hereby shall survive the Closing and remain in full force and effect until, and shall expire on, the following dates (the “Indemnity Claim Periods”): in general, the date that is eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Section 2.4 (Authority and Enforceability), Section 2.8(h) (Capital Structure), Section 2.16(a) and (e) (Compliance with Laws), Section 2.19 (Taxes), Section 3.2 (Corporate Authority and Enforceability), Section 3.9 (Issuance of Common Stock) and Section 3.12 (Tax Treatment), will remain operative and in full force and effect until, and shall expire on, the ninetieth (90th) day following the expiration of the applicable statute of limitations (if later than the expiration of eighteen (18) months following the Closing Date); provided, further, that the representations and warranties contained in Section 2.17 (Intellectual Property Rights) will remain operative and in full force and effect until, and shall expire on, the third (3rd) anniversary of the Closing Date; provided, further, no right to indemnification pursuant to Article VIII in respect of any claim that is made in writing with reasonable specificity prior to the expiration of the Indemnity Claim Period applicable to such claim shall be affected by the expiration of such representations and warranties; and provided, further, that the expiration of the Indemnity Claim Period applicable to a claim shall not affect the rights of any Acquiror Indemnified Person or Company Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of any claim based on the fraud or intentional misrepresentation until the expiration of the applicable statute of limitations.

8.2 Indemnification by the Effective Time Holders.

(a) Subject to the principles, limitations and qualifications set forth in this Article VIII, the Effective Time Holders shall, severally and not jointly and in proportion to their respective Pro Rata Share, indemnify and hold harmless Acquiror and its Subsidiaries and Affiliates, and its other respective officers, directors, members, agents, employees, successors and assigns (each of the foregoing being referred to individually as an “Acquiror Indemnified Person” and collectively as the “Acquiror Indemnified Persons”) from and against any and all losses, liabilities, damages, obligations, judgments, settlements, interest, penalties, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”), whether or not due to a third-party claim, arising out of, or resulting from:

(i) any failure of any representation or warranty made by the Company in this Agreement, or in any other agreement contemplated hereby to which the Company is or will be a party, to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by the Company in any certificate (other than the Transaction Expenses Certificate) delivered to Acquiror pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which the Company is or will be a party, to be true and correct as of the date such certificate is delivered to Acquiror;

(iii) any breach of or default in connection with any of the covenants or agreements made by the Effective Time Holders in this Agreement, including any such covenants or agreements in Section 5.18, or in any other agreement contemplated hereby to which any of the Effective Time Holders is or will be a party;

(iv) any inaccuracies in the Consideration Spreadsheet or the Transaction Expenses Certificate; and

(v) any unpaid Transaction Expenses not taken into account in the determination of the Final Merger Consideration.

(b) Subject to the principles, limitations and qualifications set forth in this Article VIII, each Effective Time Holder shall, severally and not jointly, indemnify and hold harmless the Acquiror Indemnified Persons from and against any and all Indemnifiable Damages, whether or not due to a third-party claim, arising out of, or resulting from:

(i) any failure of any representation or warranty made by such Effective Time Holder in a Stockholder Agreement or Letter of Transmittal, or in any other agreement contemplated hereby to which such Effective Time Holder is or will be a party, to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by such Effective Time Holder in any certificate delivered to Acquiror pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which such Effective Time Holder is or will be a party, to be true and correct as of the date such certificate is delivered to Acquiror; and

(iii) the failure of such Effective Time Holder to have good, valid and marketable title to the issued and outstanding shares of Company Capital Stock held by such Person, free and clear of all Encumbrances.

(c) The obligations of the Effective Time Holders to indemnify the Acquiror Indemnified Persons under this Article VIII, and to make payments under Section 5.18, shall be subject to each of the following principles, limitations and qualifications:

(i) No claim for the recovery of Indemnifiable Damages pursuant to Section 8.2(a)(i) or (ii) may be asserted by any Acquiror Indemnified Person against the Effective Time Holders or their respective successors in interest after such representations and warranties shall have expired pursuant to Section 8.1; provided, however, that claims first asserted in writing with reasonable specificity prior to such expiration shall survive until the resolution of such claims.

(ii) The Acquiror Indemnified Persons shall be entitled to recovery of Indemnifiable Damages pursuant to Section 8.2(a)(i) and (ii) only if the Indemnifiable Damages of the Acquiror Indemnified Persons exceeds $250,000 in the aggregate (the “Basket Amount”), in which event the Acquired Indemnified Persons shall be entitled to recover all of their Indemnifiable Damages; provided, however, that the Acquiror Indemnified Persons shall be entitled to recovery of Indemnifiable Damages arising from any breach by the Stockholders’ Agent or Effective Time Holders of the agreements contained in Section 5.18 (Tax Matters) or the failure of the representations and warranties of the Company contained in Section 2.19 (Taxes) to be true and correct as of the Closing Date without regard to the Basket Amount.

(iii) Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

(iv) With the exception of (i) claims based upon fraud or intentional misrepresentation and (ii) equitable claims, indemnification under Article VIII of this Agreement shall be the sole and exclusive remedy of Acquiror with respect to this Agreement and the documents and agreements contemplated hereby, and the transactions contemplated hereby and thereby. The foregoing notwithstanding, nothing in this Agreement shall affect Acquiror’s rights to equitable remedies to the extent available. The Escrow Fund shall be the sole and exclusive remedy of Acquiror for indemnification pursuant to Section 8.2(a)(i) and (ii) other than with respect to claims based on a Fundamental Representation, Section 2.17 (Intellectual Property Rights) or fraud or intentional misrepresentations. No indemnification payment not made out of the Escrow Fund will be made in shares of Acquiror Stock, provided, for the avoidance of doubt, that this shall not prevent Acquiror or Surviving Sub, in seeking satisfaction of indemnification obligations hereunder, from pursuing remedies that result in dispositions of shares of Acquiror Stock by holders thereof and the turning over of the proceeds therefrom in payment of indemnification obligations.

(v) The maximum aggregate amount of indemnification and Indemnifiable Damages payable by Effective Time Holders pursuant to Section 8.2(a)(i) and (ii) (other than with respect to fraud or intentional misrepresentations or breaches of the Fundamental Representations or Section 2.17 (Intellectual Property Rights)) shall be limited to the Escrow Fund. The maximum aggregate amount of indemnification and Indemnifiable Damages payable by the Effective Time Holders pursuant to Section 8.2(a)(i) and (ii), including for breaches of Section 2.17 (Intellectual Property Rights) but excluding breaches of Fundamental Representations, shall be limited to an amount not to exceed the Escrow Fund, plus an amount equal to 5% of the Merger Consideration. The maximum aggregate amount of indemnification and Indemnifiable Damages payable by the Effective Time Holders pursuant to Section 8.2(a) for breaches of Fundamental Representations together with any payments under Section 5.18 shall be limited to an amount, in the aggregate, not to exceed 30% of the Merger Consideration with such limit being subject to reduction in an amount equal to any indemnification and Indemnifiable Damages paid by the Effective Time Holders pursuant to Section 8.2(a)(i) and (ii) (except for breaches of Fundamental Representations), provided that such reduction shall not exceed 5% of the Merger Consideration. The maximum aggregate amount of indemnification and Indemnifiable Damages payable by any Effective Time Holder pursuant to Section 8.2(b) (other than with respect to the fraud or intentional misrepresentations of such Effective Time Holder) shall be limited to an amount not to exceed the Merger Consideration to which such Effective Time Holder is entitled pursuant to this Agreement; provided, however, such aggregate amount shall be reduced by the amount of any indemnification payments made by, or on behalf of, such Effective Time Holder under Section 8.2(a). So long as there is any cash or Acquiror Stock held in the Escrow Fund, the Acquiror Indemnified Persons shall first recover amounts in respect of a claim for Indemnifiable Damages under Section 8.2(a), as well as any payments owed by the Effective Time Holders under Section 5.18, from the Escrow Fund prior to recovering amounts in respect of such claim of Indemnifiable Damages directly from any Effective Time Holder.

(vi) Indemnifiable Damages shall not include, and the Effective Time Holders shall not be liable for, any punitive, incidental, consequential, special, indirect or similar damages (except to the extent paid by an Acquiror Indemnified Person to a third party in connection with a Third Party Action), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. In addition, for purposes of computing Indemnifiable Damages and, for the avoidance of doubt, the amount of any payments under Section 5.18 hereof, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or similar reimbursements, and any Tax benefit received or reasonably expected to be received by any Acquiror Indemnified Person on account of such Indemnifiable Damages or Section 5.18 payments or the circumstances giving rise thereto.

(vii) In no event will the Effective Time Holders have any liability for indemnification hereunder, or to make a payment under Section 5.18 hereof, in respect of a liability to the extent that such liability (x) was treated as a Transaction Expense or Company Debt for purposes of calculating the Merger Consideration, (y) was a reduction in Working Capital that was taken into account in determining Working Capital or (z) arose as a result of a breach by Acquiror, Sub or Surviving Corporation of any representation or of any of their respective obligations hereunder. In no event will Effective Time Holders have any liability for indemnification hereunder, or to make a payment under Section 5.18 hereof, in respect of any Taxes or other liabilities arising from an election under Section 338 of the Code (or any corresponding or similar election under state, local or foreign income tax law) with respect to any of the transactions provided for herein.

8.3 Indemnification by Acquiror .

(a) Subject to the limitations set forth in this Article VIII, Acquiror shall indemnify and hold harmless the Effective Time Holders and their Affiliates, and their other respective officers, directors, members, agents, employees, successors and assigns, including direct and indirect holders of ownership interests in an Effective Time Holder (each of the foregoing being referred to individually as a “Company Indemnified Person” and collectively as the “Company Indemnified Persons”) from and against any and all Indemnifiable Damages, whether or not due to a third-party claim, arising out of, or resulting from:

(i) any failure of any representation or warranty made by Acquiror, Sub, Surviving Sub or Surviving Corporation in this Agreement, or in any other agreement contemplated hereby to which Acquiror, Sub, Surviving Sub or Surviving Corporation is or will be a party to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by Acquiror, Sub, Surviving Sub or Surviving Corporation in any certificate delivered to the Company pursuant to any provision of this Agreement, or any other agreement contemplated hereby to which Acquiror, Sub, Surviving Sub or Surviving Corporation is or will be a party, to be true and correct as of the date such certificate is delivered to the Company; and

(iii) any breach of or default in connection with any of the covenants or agreements made by Acquiror, Sub, Surviving Sub or Surviving Corporation in this Agreement, in any other agreement contemplated hereby to which the Acquiror, Sub, Surviving Sub or Surviving Corporation is or will be a party.

(b) The obligation of the Acquiror to indemnify the Company Indemnified Persons under this Article VIII shall be subject to each of the following principles, limitations and qualifications:

(i) No claim for the recovery of Indemnifiable Damages pursuant to Section 8.3(a)(i) or (ii) may be asserted by any Company Indemnified Person against the Acquiror after such representations and warranties shall have expired pursuant to Section 8.1; provided, however, that claims first asserted in writing with specificity prior to such expiration shall survive until the resolution of such claims.

(ii) The Company Indemnified Persons shall be entitled to recovery of Indemnifiable Damages pursuant to Section 8.3(a)(i) and (ii) only if the Indemnifiable Damages of the Company Indemnified Persons exceeds the Basket Amount, in which event the Company Indemnified Persons shall be entitled to recover all of their Indemnifiable Damages; provided, however, that the Company Indemnified Persons shall be entitled to recovery of all Indemnifiable Damages arising from any breach of the agreements contained in Section 1.2 or Section 5.18 (Tax Matters), any breach of a representation set forth in Section 3.12 or the failure the pay the Merger Consideration in accordance with the terms of this Agreement without regard to the Basket Amount.

(iii) Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

(iv) With the exception of (i) claims based upon fraud or intentional misrepresentation, and (ii) equitable claims, indemnification under Article VIII of this Agreement shall be the sole and exclusive remedy of the Effective Time Holders with respect to this Agreement. The foregoing notwithstanding, nothing in this Agreement shall affect the Effective Time Holders’ rights to equitable remedies to the extent available.

(v) The maximum aggregate amount of indemnification and Indemnifiable Damages payable by Acquiror pursuant to Section 8.3(a) (other than with respect to fraud or intentional misrepresentations, or a breach by Acquiror or Surviving Corporation of any obligation under Section 1.2 or Section 5.18 hereof or a breach of a representation set forth in Section 3.12 hereof, or with respect to the obligations to pay the Merger Consideration in accordance with this Agreement) shall be limited to an amount not to exceed an amount equal to 10% of the Merger Consideration.

(vi) Indemnifiable Damages shall not include, and the Acquiror shall not be liable for, any punitive, incidental, consequential, special, indirect or similar damages (except to the extent paid by a Company Indemnified Person to a third party in connection with a third party action), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. In addition, for purposes of computing Indemnifiable Damages, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or similar reimbursements, and any Tax benefit received or reasonably expected to be received by any Company Indemnified Person on account of such Indemnifiable Damages or the circumstances giving rise thereto.

8.4 Escrow Fund . The Escrow Cash and Escrow Stock shall be deposited with SunTrust Bank, NA (or another institution selected by Acquiror and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund, to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Acquiror Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Effective Time Holders, on the terms and subject to the conditions set forth herein and in the Escrow Agreement.

8.5 Stockholders’ Agent .

(a) At the Closing, CombineNet Holdings, LLC shall be constituted and appointed as the Stockholders’ Agent. CombineNet Holdings, LLC hereby accepts its appointment as the Stockholders’ Agent. The Stockholders’ Agent shall have the following authority and responsibilities: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Acquiror Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Securityholders individually); (ii) execute the Escrow Agreement on behalf of the Effective Time Holders; (iii) authorize deliveries to Acquiror of cash and shares of Acquiror Stock from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Acquiror Indemnified Person, including by not objecting to such claims), receive distributions from the Escrow Fund on behalf of Effective Time Holders and pay any Transaction Expenses that may be due as a result of its receipt of such escrow proceeds; (iv) object to such claims pursuant to the Escrow Agreement; (v) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (vi) consent or agree to any amendment to this Agreement, (vii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing; and (viii) determine whether or not to purchase indemnification insurance on behalf of, and for the benefit of, the Effective Time Holders, including the amount of any such insurance, and payment of any costs, expenses or premiums related to obtaining such insurance out of the Representation Escrow Fund, in each case without having to seek or obtain the consent of any Person under any circumstance. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Effective Time Holders as a matter of contract law. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the Escrow Fund upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. No provision of this Agreement or the Escrow Agreement shall require the Stockholders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any its powers, rights, duties or privileges under this Agreement or the Escrow Agreement.

(b) The Stockholders’ Agent shall not be liable to any former holder of Company Capital Stock or Company Options for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall severally indemnify the Stockholders’ Agent and hold him harmless (in accordance with each Company Securityholder’s Pro Rata Share) against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Effective Time Holders or not recovered from the Representative Escrow Fund in accordance with Section 8.5(d), such losses, liabilities or expenses may be recovered by the Stockholders’ Agent from the Escrow Fund otherwise distributable to the Effective Time Holders (and not distributed or distributable to an Acquiror Indemnified Person or subject to a pending indemnification claim of an Acquiror Indemnified Person) after the date that is 18 months following the Closing Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Holders according to their respective Pro Rata Shares.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.5(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Acquiror Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder. The Stockholders’ Agent shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Company Securityholder or any evidence deemed by the Stockholders’ Agent to be reliable.

(d) The Representative Escrow Fund shall be held by the Stockholders’ Agent in a segregated account and shall be a source of funds for the Stockholders’ Agent to perform its duties and obligations on behalf of the Effective Time Holders under this Agreement, including but not limited to the payment of any insurance premiums and any other costs or expenses with respect to indemnification insurance purchased by the Stockholders’ Agent on behalf of, and for the benefit of, the Effective Time Holders. In the event that the Stockholders’ Agent incurs any out-of-pocket costs or expenses (including, without limitation, any legal costs and expenses) in connection with the performance of its duties and obligations hereunder, the Stockholders’ Agent shall be entitled to reimburse itself for such costs and expenses out of the Representative Escrow Fund, without any required consent from, or any notice to, any Person. The Stockholders’ Agent shall retain an itemized list of such reimbursed costs and expenses, and reasonable documentation with respect thereto. As soon as practicable after the 18th month anniversary of the Closing, the Stockholders’ Agent shall disburse the Representative Escrow Fund to the Company Securityholders in accordance with their Pro Rata Shares; provided, however, that the Stockholders’ Agent shall be entitled to retain an amount from the Representative Escrow Fund that it reasonably anticipates will be necessary to cover anticipated costs and expenses to be incurred by the Stockholders’ Agent in the performance of its duties and obligations (which amount shall remain available for reimbursement by the Stockholders’ Agent hereunder). In the event that the Stockholders’ Agent concludes, in its sole discretion, that any such amount retained under the previous sentence is no longer necessary to cover anticipated costs and expenses, the Stockholders’ Agent shall disburse such amount to the Accredited Company Securityholders in accordance with their respective Pro Rata Shares of the Representative Escrow Fund relative to all Accredited Company Securityholders.

8.6 Third-Party Claims . Subject to Section 5.18(d), in the event Acquiror becomes aware of a third-party claim (a “Third Party Action”) which Acquiror believes may result in a claim for indemnification pursuant to this Article VIII by or on behalf of an Acquiror Indemnified Person, Acquiror shall promptly notify the Stockholders’ Agent in writing of such Third Party Action, which notice shall describe in reasonable detail (to the extent then known by Acquiror) the facts constituting the basis for such Third Party Action and the amount of any claimed damages). Notwithstanding the foregoing, no delay in providing such notice shall affect an Acquiror Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Effective Time Holders are prejudiced thereby. Within 20 days after delivery of such notification, the Stockholders’ Agent may, upon written notice thereof to the Acquiror, assume control of the defense of such Third Party Action; provided that the Stockholders’ Agent may only assume control of such defense if (i) it acknowledges in writing to the Acquiror that any damages, fines, costs or other liabilities that may be assessed against the Acquiror Indemnified Party in connection with such Third Party Action constitute Indemnifiable Damages for which the Acquiror Indemnified Party shall be indemnified pursuant to this Article VIII and expressly agrees to satisfy and discharge any such Indemnifiable Damages (subject to the principles, limitations and qualifications set forth in this Article VIII) and (ii) an adverse judgment (other than with respect to Indemnifiable Damages) in such Third Party Action would not, in the reasonable good faith judgment of Acquiror, have a continuing Material Adverse Effect on Acquiror (the “Litigation Conditions”). Within 20 days after the Stockholders’ Agent has given written notice to Acquiror of its intended exercise of its right to defend and control the right to settle a Third Party Action, Acquiror shall give written notice to the Stockholders’ Agent of any objection thereto based upon the Litigation Conditions. If Acquiror has the right to object and so objects, then Acquiror shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If the Stockholders’ Agent does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Acquiror shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and provide copies of pleadings and communications related thereto and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such procedural documents as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Acquiror Indemnified Party with respect to a Third Party Action shall be considered Indemnifiable Damages for purposes of this Agreement solely if the Acquiror Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.6, provided there is an underlying basis for indemnification under this Article VIII with respect to such Third Party Action. If the Stockholders’ Agent is the Controlling Party, then the Stockholders’ Agent shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Acquiror, which shall not be unreasonably withheld, conditioned or delayed. If the Stockholders’ Agent is not the Controlling Party, then the Acquiror Indemnified Party may agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Stockholders’ Agent. However no settlement or resolution of any such claim with any third-party claimant entered into without the Stockholders’ Agent’s written consent shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter, or any indemnification obligation on the part of the Effective Time Holders.

8.7 Treatment of Indemnification Payments . All indemnification payments made pursuant to this Article VIII shall be treated by the parties as adjustments to the Merger Consideration unless otherwise required by applicable law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices . All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally, or one business day after being delivered by reputable nationwide overnight delivery service, or four business days after being mailed by registered or certified mail (return receipt requested), in each case to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror or Sub, to:

SciQuest, Inc.

6501 Weston Parkway

Cary, NC 27513

Attention: General Counsel

(ii)	if to the Company, to:

CombineNet, Inc.

Fifteen 27th Street

Pittsburgh, PA 15222

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

SciQuest, Inc.

6501 Weston Parkway

Cary, NC 27513

Attention: General Counsel

(iii)	If to the Stockholders’ Agent, to:

CombineNet Holdings, LLC

c/o Alta Equity Partners

1000 Winter Street, Suite 3500

Waltham, MA 02451

Attention: Timothy Dibble

with a copy (which shall not constitute notice) to:

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, CT 06901-2249

Attn: Eric J. Dale, Esq.

Any Party may give any notice or other communication hereunder using any other means (including expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

9.2 Interpretation . When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (d) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually; (e) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (f) reference to any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principal of common law, regulation, statute or treaty means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision thereof means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

9.3 Counterparts . This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.4 Entire Agreement; Nonassignability; Parties in Interest . This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 5.19 is intended to benefit the directors and officers of the Company and Article VIII is intended to benefit the Acquiror Indemnified Persons and the Company Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein. Notwithstanding the foregoing, nothing herein shall restrict or impair the right of the Stockholders’ Agent to enforce the terms of this Agreement on behalf of the Company Securityholders.

9.5 Assignment . Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.6 Severability . In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies Cumulative . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8 Governing Law; Exclusive Jurisdiction . This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Except as contemplated by Section 9.12, each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the other agreements and documents contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the other agreements and documents contemplated hereby. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.1; provided, however, that nothing in this Section 9.8 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

9.9 Rules of Construction . The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.10 No Third-Party Beneficiaries . This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns (except that Section 5.19 is intended to benefit the directors and officers of the Company and Article VIII is intended to benefit the Acquiror Indemnified Persons and the Company Indemnified Persons). Notwithstanding the foregoing, nothing herein shall restrict or impair the right of the Stockholders’ Agent to enforce the terms of this Agreement on behalf of the Company Securityholders.

9.11 WAIVER OF JURY TRIAL . EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.12 Dispute Resolution. In the event of any dispute arising between the Parties relating to this Agreement or the agreements or documents contemplated hereby (a “Dispute”), the Parties shall use good faith efforts to resolve the Dispute for a period of 30 days. If the Dispute is not resolved within such 30 day period, the Parties shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Parties agree in writing to submit the Dispute to such arbitration, then the provisions of Section 9.12 shall become effective with respect to such Dispute. This paragraph shall not obligate the Parties to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Parties to arbitrate a Dispute, such Dispute shall be resolved by a federal or state court located in the State of Delaware in accordance with Section 9.8. If, as set forth above, the Parties agree to submit any Dispute to binding arbitration, the following provisions shall apply:

(a) The Party claiming a dispute (“Disputing Party”) shall provide written notice (“Dispute Notice”) to the other Party or Parties involved in the dispute in accordance with Section 9.12 (“Receiving Party”) providing: (i) a summary description of the dispute containing enough information so that the nature of the dispute can be reasonably assessed by the Receiving Party; (ii) the individuals within each Party’s respective organizations involved in the dispute and/or those individuals reasonably believed to have material information concerning the dispute; and (iii) the Disputing Party’s initial position statement regarding the Dispute.

(b) Within ten (10) Business Days of receipt of the Dispute Notice by the Receiving Party, unless otherwise agreed by the Parties (“Resolution Period”), the Parties shall use their best efforts to meet, attended by persons with decision making authority regarding the dispute, at the offices of the Receiving Party to negotiate in good faith to resolve the dispute. The Parties agree that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties hereunder or be deemed a waiver by a Party of any remedies to which such Party would otherwise be entitled hereunder, and further provided that all such statements made at such meeting shall be strictly off the record and shall not be admissible in any court or arbitration proceeding.

(c) If, within the Resolution Period, the Parties have not succeeded in negotiating a resolution of the dispute, the Parties agree to submit the dispute to binding arbitration in accordance with the then current rules and procedures established by the American Arbitration Association (“AAA”) for rapid, binding arbitration to resolve the dispute within sixty (60) days after an arbitrator has been appointed, pursuant to Section 9.12(d). The Parties agree that each Party shall be responsible for its own costs incurred in investigating, mediating and negotiating the dispute.

(d) The Parties shall first attempt to jointly appoint a mutually acceptable arbitrator. If they have been unable to agree upon such appointment within 10 days, then each Party shall appoint its own arbitrator, which arbitrators shall then jointly appoint a third arbitrator within twenty (20) days after the appointment of the first two (2) arbitrators, to act as the final arbitrator for the dispute (“Final Arbitrator”). Arbitration shall take place in a mutually agreeable location unless otherwise agreed by the Parties. The substantive and procedural law of the State of Delaware shall apply to the proceedings and shall govern the Final Arbitrator’s analysis and decisions. Each party shall be entitled to conduct reasonable discovery prior to any such proceeding according to an expedited discovery schedule established by the Final Arbitrator.

(e) The decision rendered in any arbitration commenced hereunder shall be final and binding and judgment thereon may be entered in any court having jurisdiction for its enforcement. Neither party shall appeal to any court from the decision of the Final Arbitrator, or, except as otherwise provided herein, have any right to commence or maintain any suit or legal proceeding concerning the arbitrated dispute until such dispute has been determined in accordance with the arbitration procedure provided for herein, and then only for enforcement of the Final Arbitrator’s decision. The assertion, prosecution and settlement of disputes shall be maintained in confidence by the Parties, except as required for either party to comply with applicable laws and regulations.

9.13 Consent for the Stockholders’ Agent to Use Company’s Law Firm . Subject to applicable law and professional standards of conduct, Acquiror, Sub, Company, and the Surviving Corporation each hereby consent to allow the Stockholders’ Agent to use Robinson & Cole LLP (the “Firm”) in connection with any dispute arising out of, or interpretation of, this Agreement or any other document or agreement contemplated herein. Acquiror, Sub, Company and the Surviving Corporation recognize that the Firm has been providing, and prior to the Effective Time will provide, advice to the Company and its directors and officers.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquiror, Sub, the Surviving Sub, the Company and the Stockholders’ Agent have executed and delivered this Agreement, or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Name: Stephen J. Wiehe
Title: Chief Executive Officer

LIBERTY SUBSIDIARY CORP.

By:	/s/ Stephen J. Wiehe
Name: Stephen J. Wiehe
Title: Chief Executive Officer

LIBERTY SECOND SUB, INC.

By:	/s/ Stephen J. Wiehe
Name: Stephen J. Wiehe
Title: Chief Executive Officer

COMBINENET, INC.

By:	/s/ David Zynn
Name: David Zynn
Title: President and Chief Financial Officer

COMBINENET HOLDINGS, LLC, as Stockholders’ Agent

By: Alta Equity Partners I Managers, LLC, its Manager

By:	/s/ Timothy Dibble
Name: Timothy Dibble
Title: Manager

[Signature Page to Agreement and Plan of Merger]